UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Freeport-McMoRan Copper & Gold Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders
Information about Attending the Annual Meeting
Post-Meeting Report of the Annual Meeting
Questions and Answers about the Proxy Materials, Annual Meeting and Voting
Stockholder Proposals
Corporate Governance
Director Compensation
Election of Directors
Information About Director Nominees
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Compensation Discussion and Analysis
Corporate Personnel Committee Report
Executive Compensation Tables
Audit Committee Report
Independent Auditor
Certain Transactions
Proposal to Adopt the 2009 Annual Incentive Plan
Stockholder Proposal
Board of Directors’ Statement in Opposition to Stockholder Proposal

Notice of Annual Meeting of Stockholders

June 11, 2009

April 24, 2009

Date:	Thursday, June 11, 2009

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	•	To elect sixteen directors;

	•	To ratify the appointment of our independent auditor;

	•	To adopt the proposed 2009 Annual Incentive Plan;

	•	To vote on a stockholder proposal, if presented at the meeting; and

	•	To transact such other business as may properly come before the meeting.

Record Date:	Close of business on April 14, 2009

Your vote is important. Whether or not you plan to attend the meeting, please promptly submit your vote online or complete, sign and date a proxy or voting instruction card and return it promptly. Your cooperation is appreciated.

By Order of the Board of Directors.

DOUGLAS N. CURRAULT II
Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date are entitled to notice of and to vote at our annual meeting. If you plan to attend the meeting in person, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Post-Meeting Report of the Annual Meeting

A post-meeting report summarizing the proceedings of the meeting will be available on our web site at www.fcx.com within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2009.

This proxy statement and the 2008 annual report are available at
www.proxymaterial.com/fcx.

FREEPORT-McMoRan COPPER & GOLD INC.

One North Central Avenue
Phoenix, Arizona 85004

The 2008 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 24, 2009.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 14, 2009, the record date for the annual meeting, which entitles you to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being made available to stockholders beginning April 24, 2009. We have made these materials available to you on the internet, and in some cases, have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules recently adopted by the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement and our 2008 Annual Report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice will instruct you as to how you may access and review the proxy materials on the internet. The notice also instructs you as to how you may submit your vote via the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m. Eastern time on Thursday, June 11, 2009, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the 2009 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what will I be voting? How does the board of directors recommend that I cast my vote?

At the annual meeting, our stockholders will be asked to elect our director nominees, ratify the appointment of our independent auditor, adopt the 2009 Annual Incentive Plan, consider a stockholder proposal, if presented at the meeting, and consider any other matter that properly comes before the meeting.

The board of directors unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the ratification of the appointment of our independent auditor;

•	FOR the adoption of the proposed 2009 Annual Incentive Plan; and

•	AGAINST the stockholder proposal, if presented at the meeting.

We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You have one vote for every share of our common stock that you owned on April 14, 2009, the record date.

How many votes can be cast by all stockholders?

As of the record date, we had 411,751,897 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Our by-laws provide that a majority of our outstanding shares of common stock entitled to vote, whether in person or represented by proxy, constitutes a quorum necessary to properly convene a meeting of our stockholders. The inspector of election will determine whether a quorum exists. Shares of our common stock present at the annual meeting that abstain from voting, that are the subject of broker non-votes, or for which voting authority is withheld will be counted as present for purposes of determining the existence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been made available to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been made available to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or internet.

If my shares are held in street name, what happens if I do not vote? How are broker non-votes counted?

If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote.

Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at the stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, the NYSE provides brokerage firms with authority to vote on the proposal without receiving voting instructions from their clients. “Broker non-votes” occur when your shares are represented at the meeting by a broker, bank or other nominee, but with respect to which you have not instructed your broker, bank or nominee on how to vote on a non-discretionary proposal.

Under NYSE rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors, the ratification of the appointment of the independent auditor and certain incentive plans, including the 2009 Annual Incentive Plan. Brokers generally do not have discretionary authority to vote without instructions from beneficial owners on stockholder proposals. Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of the matters to be presented at the meeting. Broker non-votes will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required to approve each item?

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote on such matters, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Abstentions as to all such matters to come before the annual meeting will be counted as votes against those matters. Broker non-votes will have no effect on the voting calculations for the election of directors, the ratification of our independent auditor, the adoption of our 2009 Annual Incentive Plan or the stockholder proposal, if presented at the meeting.

How do I vote?

If your shares are registered in your name (and not held through a broker, bank or other institution), there are two ways to vote: by internet or by mail. Your vote authorizes each of James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/freeport09

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern time) on June 10, 2009.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in street name (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

If you hold shares of our common stock through our Employee Capital Accumulation Program (ECAP), you may only vote your shares by mail. Mark, sign and date your proxy card and return it in the postage-paid envelope provided to you.

Can I change my vote?

Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our corporate secretary, by our timely receipt of another proxy with a later date or by voting in person at the annual meeting.

What if I don’t vote for a proposal?

If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If your shares are registered in your name (and not held through a broker, bank or other institution) and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above. If your shares are held in street name (through a broker, bank or other institution), and you do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares in the manner they choose with respect to the election of directors, the ratification of our independent auditor and the adoption of the 2009 Annual Incentive Plan.

Who pays for soliciting proxies?

We pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $10,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004 by December 24, 2009.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 11, 2010, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.fcx.com under Investor Center — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Principles of Business Conduct

Our corporate governance guidelines and our principles of business conduct are available at www.fcx.com under Investor Center — Corporate Governance. Both are available in print upon request. We intend to post promptly on our web site amendments to or waivers, if any, from our principles of business conduct made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of sixteen members. We also have one director emeritus. The director emeritus does not vote. Our board held seven meetings during 2008, consisting of six regularly scheduled meetings and one special meeting. In accordance with our corporate governance guidelines, non-management directors met in executive session at the end of each regularly scheduled board meeting. The chair of executive session meetings rotates among the chairpersons of the four standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee and a public policy committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at

www.fcx.com under Investor Center — Corporate Governance and are available in print upon request. During 2008, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited, but not required to attend, annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2008

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Jon C. Madonna Stephen H. Siegele	• please refer to “Audit Committee Report”	5

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2008

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Charles C. Krulak Bobby Lee Lackey	• determines the compensation of our executive officers • administers our annual incentive, long-term incentive, and stock incentive plans • please refer to “Corporate Personnel Committee Procedures”	6

Nominating and Corporate
Governance		Meetings
Committee Members	Functions of the Committee	in 2008

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • conducts annual board and committee evaluations • makes recommendations to our board concerning the structure of our board and corporate governance matters • oversees the form and amount of director compensation	2

Public Policy		Meetings
Committee Members	Functions of the Committee	in 2008

Stephen H. Siegele, Chairman Robert J. Allison, Jr. J. Bennett Johnston Charles C. Krulak Bobby Lee Lackey Dustan E. McCoy Gabrielle K. McDonald B. M. Rankin, Jr. J. Stapleton Roy J. Taylor Wharton	• oversees our compliance programs relating to our social, employment and human rights policies • oversees our governmental and community relationships and information programs • oversees our safety and environmental programs • oversees our charitable and philanthropic contributions	3

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual and long-term incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in

January or February. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately five months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

Since 2007, the committee engaged an independent executive compensation consultant, Towers Perrin, to advise the committee on matters related to executive compensation. Please refer to “Compensation Discussion and Analysis” for more information. In addition, the board has its own independent legal counsel, with whom the committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Allison, Graham, Krulak and Lackey. In 2008, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy and Siegele has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee made a recommendation to the board that nine directors be considered independent, which the board approved.

Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the statutory and NYSE independence standards applicable to audit committee members.

In addition, the board has determined that each of the following members of the audit committee — Messrs. Day, Ford, Graham and Madonna — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Director Stock Ownership Guidelines

In January 2006, the nominating and corporate governance committee adopted stock ownership guidelines applicable to our directors. Under the guidelines, each non-management director is encouraged to maintain ownership of company stock valued at five times his or her annual retainer, determined by reference to either the one-year or five-year trailing average monthly stock price. Shares of common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares held in individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units, shares issuable upon conversion of mandatory convertible preferred stock and shares held in certain trusts. As of January 1, 2009, all of our non-management directors had reached or exceeded their target ownership levels.

Consideration of Director Nominees

In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 11, 2010. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2010 annual meeting or 10 days following the public announcement of the date of the 2010 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, One North Central Avenue, Phoenix, Arizona 85004. The company will forward the communication to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company as well as the skill-level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by the nominating and corporate governance committee, which makes recommendations to the full board.

During 2008, the nominating and corporate governance committee retained an independent consultant to review non-management director compensation. In April 2008, based on the independent consultant’s findings, the nominating and corporate governance committee recommended, and the board of directors approved, changes to non-management director compensation, including the directors’ retirement plan, as reflected in “Cash Compensation” and “Revised Retirement Plan for Current Non-Management Directors” below.

Cash Compensation

Effective May 1, 2008, each non-management director receives an annual fee of $70,000. Committee chairs receive an additional annual fee as follows: audit committee, $20,000; corporate personnel committee, $15,000; and public policy committee and nominating and corporate governance committee, $10,000. Committee members, excluding the committee chairman, receive an additional annual fee as follows: audit committee, $10,000; corporate personnel committee, $7,500; and public policy committee and nominating and corporate governance committee, $5,000. Each non-management director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. In addition, until May 2009, each management director also received a fee of $1,500 for attending each board meeting. The compensation of each of Messrs. Moffett and Adkerson is reflected in the “Summary Compensation Table” below.

Equity-Based Compensation

Non-management directors also receive equity-based compensation under the 2004 Director Compensation Plan (the 2004 Plan). Pursuant to the 2004 Plan, on June 1st of each year, each non-management director receives a grant of options to acquire 10,000 shares of our common stock and 2,000 restricted stock units. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date. Each restricted stock unit entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the restricted stock units on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock. The 2004 Plan also provides for a pro rata grant of options and restricted stock units to a director upon his initial election to the board other than at an annual meeting. In accordance with the 2004 Plan, each of

Messrs. Graham, Johnston, Krulak, Lackey, Madonna, McCoy and Roy elected to defer 100% of his 2008 grant of restricted stock units to be paid out in one or more installments after separation from service on our board.

The 2004 Plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. The 2004 Plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our directors.

On June 1, 2008, each non-management director was granted an option to purchase 10,000 shares of our common stock at a grant price of $115.71, and 2,000 restricted stock units under the 2004 Plan.

Revised Retirement Plan for Current Non-Management Directors

In April 2008, as part of our review of director compensation, we revised our retirement plan for non-management directors who reach age 65 and are entitled to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2008, and summarizes the projected benefit to each assuming the director had retired from our board of directors on such date:

	Percent of Annual Benefit
	(Maximum $40,000)	Eligible for
	to be Paid Annually	Additional
Name of Eligible Director	Following Retirement	$20,000 Benefit

Robert J. Allison, Jr.	70%	No
Robert A. Day	100%	Yes
H. Devon Graham, Jr.	80%	No
J. Bennett Johnston	100%	No
Charles C. Krulak	50%	No
Bobby Lee Lackey	100%	Yes
Jon C. Madonna	50%	No
Gabrielle K. McDonald	100%	Yes
B. M. Rankin, Jr.	100%	No(1)
J. Stapleton Roy	70%	No
J. Taylor Wharton	100%	Yes

(1)	Mr. Rankin previously retired from the company’s former parent and is currently receiving the additional $20,000 retirement benefit from a successor entity.

Matching Gifts Program

Our foundation (the Foundation) administers a matching gifts program, which is available to our directors, officers, employees, full-time consultants and certain retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. For directors, the Foundation double matches the first $1,000 of donations per year per eligible institution. Donations above $1,000 are single matched. The annual amount of our matching gifts for any director may not exceed $40,000.

2008 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2008. The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily reflect the income that will ultimately be realized by the director for these awards.

Director Compensation

					Change in Pension
					Value and
					Nonqualified
	Fees Earned				Deferred
	or Paid		Stock	Option	Compensation	All Other
	in Cash		Awards	Awards	Earnings	Compensation
Name of Director	(1)		(2)	(2)	(3)	(4)		Total

Robert J. Allison, Jr.	$103,667		$256,250	$322,374	$31,937	$42,677		$756,905
Robert A. Day	101,167		399,078	(1,886,131)	45,795	41,018		(1,299,073)
Gerald J. Ford	91,000		248,520	(1,045,497)	59,911	41,018		(605,048)
H. Devon Graham, Jr.	107,000		256,250	322,374	25,096	3,908		714,628
J. Bennett Johnston	15,000	(5)	256,250	322,374	242	291,396		885,262
Charles C. Krulak	84,833		231,420	262,716	—	14,042		593,011
Bobby Lee Lackey	92,333		256,250	309,811	—	8,318		666,712
Jon C. Madonna	84,667		307,739	324,391	—	3,099		719,896
Dustan E. McCoy	76,833		89,109	151,016	12,222	489		329,669
Gabrielle K. McDonald	15,000	(5)	256,250	62,765	—	289,351		623,366
B. M. Rankin, Jr.	78,333		256,250	65,849	—	918,689		1,319,121
J. Stapleton Roy	76,833		256,250	324,540	26,507	39,954	(6)	724,084
Stephen H. Siegele	96,667		100,642	163,589	8,142	10,486		379,526
J. Taylor Wharton	80,833		256,250	(118,104)	—	403,908		622,887

(1)	In accordance with our 2004 Plan, (a) each of Messrs. Allison, Ford, Johnston and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Roy elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee; and (b) Mr. Johnston elected to defer 100% of his meeting fees and Mr. Roy elected to defer 50% of his annual fee and 100% of his meeting fees to be paid out in installments after separation from service. The amounts reflected include the fees used to purchase shares of our common stock and fees deferred by the directors.

(2)	Amounts reflect the compensation cost recognized for stock awards (restricted stock units or RSUs) and option awards (options and stock appreciation rights) in accordance with FAS 123(R). For 2008, and in accordance with FAS 123(R), previously expensed portions of stock appreciation rights granted to our directors that were outstanding for part or all of 2008 were reversed as a result of the decrease in our stock price during 2008. In accordance with SEC guidance, the reversals, which related to expenses previously included in each of our 2006 and 2007 Director Summary Compensation Tables, reduced the numbers in the table above and in some cases resulted in negative amounts for 2008. Stock awards are valued on the date of grant at the closing sale price per share of our common stock. For additional information relating to the assumptions made by us in valuing the option awards made to our directors in fiscal years 2004 through 2008, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

On June 1, 2008, each non-management director was granted an option to purchase 10,000 shares of our common stock with a grant date fair value of $44.68 per option and 2,000 restricted stock units with a grant date fair value of $115.71 per unit. The following table sets forth, for each non-management director, the total number of outstanding restricted stock units (RSUs), stock options and stock appreciation rights (SARs) as of December 31, 2008:

Name of Director	RSUs	Options	SARs(†)

Robert J. Allison, Jr.	8,500	59,400	—
Robert A. Day	5,000	100,000	32,780
Gerald J. Ford	5,000	90,000	26,224
H. Devon Graham, Jr.	8,000	37,500	—
J. Bennett Johnston	10,000	35,000	—
Charles C. Krulak	4,250	25,000	—
Bobby Lee Lackey	5,000	25,000	—
Jon C. Madonna	4,250	25,000	—
Dustan E. McCoy	4,250	25,000	—
Gabrielle K. McDonald	5,000	42,500	4,917
B. M. Rankin, Jr.	5,000	47,500	—
J. Stapleton Roy	10,000	42,500	417
Stephen H. Siegele	4,500	30,000	—
J. Taylor Wharton	8,000	62,500	8,195

(†) Reflects SARs awarded under our former director compensation program.

(3)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. A negative change in actuarial present value of the pension benefit occurred in 2008 due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. The following directors had a negative change in the actuarial present value of the pension benefit as follows: Messrs. Johnston $(9,572), Krulak $(2,596), Lackey $(10,956), Madonna $(2,368), Rankin $(9,920), Wharton $(10,956) and Ms. McDonald $(5,004). As noted above, the directors retirement plan has been terminated for any future directors.

For Messrs. Johnston and Roy, amounts also include above-market or preferential nonqualified deferred compensation earnings accrued during 2008 on retainer and meeting fee deferrals as follows: Mr. Johnston $242 and Mr. Roy $543. For more information about the deferrals see footnote (1) to the “Director Compensation” table.

(4)	Includes (a) the company’s match pursuant to the matching gifts program, (b) consulting fees received in connection with the consulting arrangements described under “Certain Transactions” below, (c) interest credited on dividend equivalents on unvested RSUs during 2008 and (d) the dollar value of life insurance premiums paid by the company pursuant to an arrangement assumed by the company in connection with its acquisition of Phelps Dodge Corporation and the related tax reimbursement, as follows:

			Interest
			Credited on	Life Insurance
	Matching	Consulting	Dividend	Premium and
Name of Director	Gifts	Fees	Equivalents	Tax Paid

Robert J. Allison, Jr.	$40,000	$—	$2,677	$—
Robert A. Day	40,000	—	1,018	—
Gerald J. Ford	40,000	—	1,018	—
H. Devon Graham, Jr.	2,000	—	1,908	—
J. Bennett Johnston	—	288,333	3,063	—
Charles C. Krulak	13,000	—	229	813
Bobby Lee Lackey	7,300	—	1,018	—
Jon C. Madonna	2,000	—	229	870
Dustan E. McCoy	—	—	229	260
Gabrielle K. McDonald	—	288,333	1,018	—
B. M. Rankin, Jr.	26,670	891,001	1,018	—
J. Stapleton Roy	37,000	—	2,954	—
Stephen H. Siegele	10,000	—	486	—
J. Taylor Wharton	2,000	400,000	1,908	—

(5)	For Mr. Johnston and Ms. McDonald, the $75,000 annual fee for serving on our board and for serving as a member of our public policy committee is included in the consulting fees paid to each of Mr. Johnston and Ms. McDonald, which are reflected in the “All Other Compensation” column.

(6)	As described under “Certain Transactions,” Mr. Roy is Vice Chairman of Kissinger Associates, Inc., which received $200,000 in 2008 from FM Services Company (the Services Company), one of our wholly owned subsidiaries, for the provision of consulting services. Because these fees are not paid directly to Mr. Roy, we have not included them in the table.

Election of Directors

Our board of directors has fixed the number of directors at sixteen. The terms of all of our directors expire at the 2009 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Allison, Day, Ford, Graham, Johnston, Krulak, Lackey, Madonna, McCoy, Moffett, Rankin, Roy, Siegele and Wharton and Ms. McDonald to serve a one-year term. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the sixteen director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies in the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Information About Director Nominees

The table below provides certain information as of April 14, 2009, with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Public	Elected a
Name of Director	Age	Directorships and Positions with the Company	Director

Richard C. Adkerson	62	Chief Executive Officer of the Company since December 2003. President of the Company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the Company from October 2000 to December 2003. Director and Executive Vice President of PT Freeport Indonesia, Chairman of the Board of Directors of Atlantic Copper, and Co-Chairman of the Board of McMoRan Exploration Co. (McMoRan). President and Chief Executive Officer of McMoRan from 1998 to 2004.	2006

Robert J. Allison, Jr.	70	Director and Chairman Emeritus of Anadarko Petroleum Corporation. Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003.	2001

Robert A. Day	65	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Société Générale and McMoRan.	1995

Gerald J. Ford	64	Chairman of the Board of Diamond-A Ford Corp. General Partner of Flexpoint-Ford Fund II, a private equity firm. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, a Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of McMoRan, First Acceptance Corporation, Hilltop Holdings Inc. and Scientific Games Corporation.	2000

H. Devon Graham, Jr.	74	President of R.E. Smith Interests, an asset management company. Director of McMoRan.	2000

J. Bennett Johnston	76	Chairman of Johnston & Associates, LLC, a business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator from 1972 until 1997.	1997

			Year First
		Principal Occupations, Other Public	Elected a
Name of Director	Age	Directorships and Positions with the Company	Director

Charles C. Krulak	67	Former Commandant, United States Marine Corps, the Marine Corps’ highest-ranking officer. Retired from United States Marine Corps in 1999 after serving 35 years. Executive Vice Chairman and Chief Administration Officer of MBNA Corp., a financial services company, from March 2004 to June 2005. Chief Executive Officer of MBNA Europe from January 2001 to March 2004, and Senior Vice Chairman of MBNA America from 1999 to 2001. Director of Union Pacific Corporation.	2007

Bobby Lee Lackey	71	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995

Jon C. Madonna	65	Retired Chairman and Chief Executive Officer of KPMG, an international accounting and consulting firm. Retired from KPMG in 1996 having held numerous senior leadership positions throughout his 28-year career. Chairman of DigitalThink, Inc. from April 2002 to May 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998. Director of AT&T Inc. and Tidewater Inc.	2007

Dustan E. McCoy	59	Chairman and Chief Executive Officer of Brunswick Corporation, a recreation products company, since December 2005. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Director of Louisiana-Pacific Corporation.	2007

Gabrielle K. McDonald	67	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Company since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until 1999. Advisory Director of McMoRan.	1995

James R. Moffett	70	Chairman of the Board of the Company, and President Commissioner of PT Freeport Indonesia. Chief Executive Officer of the Company until 2003. Co-Chairman of the Board of McMoRan.	1992

B. M. Rankin, Jr.	79	Private investor. Vice Chairman of the Board of the Company since 2001. Vice President Commissioner of PT Freeport Indonesia since 2001. Vice Chairman of the Board of McMoRan since 2001.	1995

J. Stapleton Roy	73	Director of the Kissinger Institute on China and the United States at the Woodrow Wilson International Center for Scholars. Senior Adviser and previously Vice Chairman and Managing Director of Kissinger Associates, Inc., international consultants and consultants to the Company, having joined Kissinger Associates, Inc. in 2001. Assistant Secretary of State for Intelligence and Research from November 1999 until December 2000. United States Ambassador to Indonesia from 1996 until 1999.	2001

			Year First
		Principal Occupations, Other Public	Elected a
Name of Director	Age	Directorships and Positions with the Company	Director

Stephen H. Siegele	49	Private investor since 2000. Founder and Chief Executive of Advanced Delivery and Chemical Systems, Inc. from 1988 to 1997. Senior Executive and Vice Chairman of the Board of Advanced Technology Materials, Inc. from 1997 to 2000.	2006

J. Taylor Wharton	71	Retired Special Assistant to the President for Patient Affairs and Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Advisory Director of McMoRan.	1995

Stock Ownership of Directors and Executive Officers

The company believes that it is important for its directors and executive officers to align their interests with the long-term interests of stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our directors and named executive officers owned as of April 14, 2009. Unless otherwise indicated, (a) the persons shown below do not beneficially own any of our preferred stock, and (b) all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

	Number of	Number of	Total Number
	Shares Not	Shares Subject	of Shares	Percent
	Subject to	to Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned(2)	Class(3)

Richard C. Adkerson(4)	694,552	1,000,000	1,694,552	*
Robert J. Allison, Jr.(5)	62,691	44,400	107,091	*
Michael J. Arnold	56,415	231,250	287,665	*
Robert A. Day(6)	621,000	85,000	706,000	*
Gerald J. Ford	20,040	75,000	95,040	*
H. Devon Graham, Jr.	4,000	22,500	26,500	*
J. Bennett Johnston	64,543	20,000	84,543	*
Charles C. Krulak	1,000	10,000	11,000	*
Bobby Lee Lackey	5,421	10,000	15,421	*
Jon C. Madonna	4,340	10,000	14,340	*
Dustan E. McCoy	1,000	10,000	11,000	*
Gabrielle K. McDonald	7,513	27,500	35,013	*
James R. Moffett(7)	1,448,308	750,000	2,198,308	*
Kathleen L. Quirk	68,863	480,750	549,613	*
B. M. Rankin, Jr.(8)	517,000	32,500	549,500	*
J. Stapleton Roy	21,390	27,500	48,890	*
Stephen H. Siegele(9)	105,425	12,500	117,925	*
J. Taylor Wharton(10)	45,234	47,500	92,734	*
Directors, named executive officers and executive officers as a group (18 persons)	3,748,735	2,896,400	6,645,135	1.6%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Total number of shares beneficially owned does not include RSUs for the following:

Name of Beneficial Owner	Number of RSUs

Richard C. Adkerson	633,270	(†)
Robert J. Allison, Jr.	8,500
Michael J. Arnold	25,258
Robert A. Day	5,000
Gerald J. Ford	5,000
H. Devon Graham, Jr.	8,000
J. Bennett Johnston	10,000
Charles C. Krulak	4,000
Bobby Lee Lackey	5,000
Jon C. Madonna	4,000
Dustan E. McCoy	4,000
Gabrielle K. McDonald	5,000
James R. Moffett	115,670
Kathleen L. Quirk	82,232
B. M. Rankin, Jr.	5,000
J. Stapleton Roy	10,000
Stephen H. Siegele	4,500
J. Taylor Wharton	8,000

(†) Mr. Adkerson previously transferred to his former spouse the right to receive the underlying shares due upon vesting of 47,173 of these RSUs, net of shares used to pay any taxes due. Mr. Adkerson disclaims beneficial ownership of such RSUs.

For more information regarding the RSUs, see the sections titled “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Officer Compensation — Grants of Plan Based Awards.”

(3)	Based on 411,751,897 shares of our common stock outstanding as of April 14, 2009.

(4)	Includes 8,248 shares of our common stock held in his individual retirement account (IRA).

(5)	Includes 29,622 shares of our common stock held by Mr. Allison through a Grantor Retained Annuity Trust (GRAT) and 29,622 shares of our common stock held by Mr. Allison’s spouse through a GRAT.

(6)	Includes 21,000 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership.

(7)	Includes (a) 1,414,671 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares entered into five forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell 300,000 shares of common stock on October 26, 2009, 150,000 shares of common stock on August 11, 2010, 300,000 shares on February 15, 2011, 300,000 shares of common stock on September 5, 2012, and 85,799 shares of common stock on March 15, 2013, with the sale price to be determined and paid on the respective maturity date. Under all five contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 1,135,799 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to 750,000 of the shares, and quarterly dividend payments of $0.3125 per share with respect to 385,799 of the shares.

(8)	Of the shares shown, 500,000 are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner. The limited partnership through which Mr. Rankin owns his shares entered into a prepaid forward sale contract with a securities broker relating to 200,000 shares pursuant to which the limited partnership received a payment of $6,157,595 upon execution of the agreement. The exact number of shares to be delivered on the settlement date, August 11, 2010, will be determined by the closing price on such date. The limited partnership has pledged a total of 200,000 shares to secure its obligations under this contract but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments and certain special dividends with respect to the 200,000 shares.

(9)	Includes 40,815 shares issuable upon conversion of 30,000 shares of our 6 3/4% Mandatory Convertible Preferred Stock.

(10)	Includes (a) 26,937 shares of our common stock held by Mr. Wharton’s spouse, (b) 160 shares of our common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our common stock held in his IRA, and (d) 5,089 shares of our common stock held by Mr. Wharton as custodian for his daughter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2008, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

This table shows the owner of more than 5% of our outstanding common stock as of December 31, 2008 based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2008, and all shares beneficially owned are held with sole voting and investment power.

Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned	Shares(1)

FMR LLC	22,452,758 (2)	6.2%
Edward C. Johnson, III 82 Devonshire Street Boston, MA 02109

(1)	Based on 384,445,945 shares of our common stock outstanding as of December 31, 2008.

(2)	Based on Amendment No. 1 to Schedule 13G jointly filed with the SEC on February 17, 2009 by FMR LLC (“FMR”) and Edward C. Johnson, III, Chairman of FMR (“Johnson”). According to the Schedule 13G, (a) Fidelity Management & Research Company, a wholly owned subsidiary of FMR (“Fidelity”), is the beneficial owner of 22,452,758 shares, including 4,847,307 shares of our common stock resulting from the assumed conversion of 3,550,100 shares of our 6.75% mandatory convertible preferred stock and 462,303 shares of our common stock resulting from the assumed conversion of 21,472 shares of our 5 1/2% convertible perpetual preferred stock, and Johnson and FMR each have sole investment power with respect to all of the shares beneficially owned by Fidelity and voting power with respect to none of the shares beneficially owned by Fidelity, (b) Strategic Advisors, Inc., a wholly owned subsidiary of FMR (“Strategic”), is the beneficial owner of 28,991 shares, and Johnson and FMR each have sole voting and investment power with respect to all of the shares beneficially owned by Strategic, (c) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR (“PGA”), is the beneficial owner of 136,724 shares, and Johnson and FMR each have sole voting and investment power with respect to all of the shares beneficially owned by PGA, and (d) Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR (“PGATC”), is the beneficial owner of 551,357 shares, and Johnson and FMR each have sole voting power with respect to 507,517 of the shares beneficially owned by PGATC and sole investment power with respect to all of the shares beneficially owned by PGATC.

Executive Officer Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy and objectives, as well as the analysis that we performed in setting executive compensation. It discusses the corporate personnel committee’s (the committee’s) determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the “Summary Compensation Table” below (the named executive officers).

The committee determines the compensation of our executive officers and administers our annual incentive, long-term incentive and stock incentive plans. Our company’s executive compensation philosophy is to:

•	pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides our executives with high reward opportunities for high corporate performance,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of compensation that will attract and retain talented executives.

Since August 2007, the committee has retained Towers Perrin as its executive compensation consultant. As a condition of its engagement, Towers Perrin agreed that it will not provide any services to the company’s management. Since its initial engagement, Towers Perrin has performed three significant projects at the request of the committee. First, Towers Perrin provided information and advice to the committee in connection with the preparation and execution of new employment agreements with Mr. Adkerson and Ms. Quirk executed in January 2008. Second, Towers Perrin provided information and advice in connection with the committee’s determination of the award pool under our annual incentive plan for 2007 to account for the impact of the Phelps Dodge acquisition. Third, during 2008 and continuing into 2009, Towers Perrin has provided information and advice regarding the restructuring of the company’s executive compensation program as discussed below.

The committee also consults with the executive chairman and our chief executive officer regarding compensation decisions affecting our other executive officers.

Overview of 2008 Compensation

The total compensation for our executive officers for 2008 decreased significantly compared to compensation attributable to 2007 as a result of the global economic downturn and the drastic fall of commodity prices. As discussed in more detail below, this reduction in compensation is primarily because (1) our executive chairman and our chief executive officer declined to receive any payments under our annual incentive plan (AIP) for 2008, (2) there were no payouts on performance units granted under our long-term performance incentive plan (LTPIP) for 2008, and (3) our other executive officers received lower payments under the AIP for 2008. The committee did not grant the executive officers any stock options or other stock-based incentives in 2008, other than (a) the restricted stock units, or RSUs, granted in connection with the awards under the AIP for 2007, and (b) the special grants of RSUs to two of our executives in connection with their execution of employment agreements in January 2008. These awards are reflected in the “Grants of Plan-Based Awards” table. As part of our restructured executive compensation program, the committee granted stock options to our executive officers in February 2009, which are discussed below.

The committee believes that our senior management performed well in executing the company’s strategy into the third quarter of 2008, increasing production volumes and pursuing expansion opportunities. Subsequently, our executives responded quickly and effectively to the economic downturn that occurred in the fourth quarter of 2008, positioning our company to weather the adverse economic environment and to preserve our mineral resources and growth opportunities for what we expect to be a long-term positive market for commodities. In light of these efforts, the committee believes that the total compensation packages for 2008 of our executive officers are appropriate.

For 2008, the components of our executive officer compensation program were base salary, the AIP, the LTPIP and various perquisites and post-employment benefits. As noted above, the committee also made a special grant of RSUs to Mr. Adkerson and Ms. Quirk in January 2008 in connection with the execution of their employment agreements. The committee views “total direct compensation” for a given year as the sum of the executive’s base salary, payments under the AIP, payouts under the LTPIP, and the value of long-term incentives granted. Our executive officers also receive additional compensation in the form of certain perquisites and personal benefits, as well as commitments for post-employment compensation, which the committee considers separately from total direct compensation. Accordingly, the committee views our executive officer total direct compensation for 2008 as follows:

2008 Total Direct Compensation(1)

				Value of
				Long-Term
		AIP	LTPIP	Incentives
Executive	Base Salary	Payments	Payout(2)	Granted(3)

James R. Moffett	$2,500,000	$0	$0	$0
Richard C. Adkerson	2,500,000	0	0	0
Kathleen L. Quirk	650,000	1,000,000	0	0
Michael J. Arnold	550,000	1,000,000	0	0

(1)	Does not include the value of perquisites and personal benefits, as well as commitments for post-employment compensation, which amounts are included in the Summary Compensation Table and supplementary tables below.

(2)	As discussed in more detail below, in January 2008 the committee granted each executive officer performance units under the LTPIP. However, following the end of 2008, all outstanding performance units, including the January 2008 grants, had no value and, accordingly, there were no payouts for 2008. The LTPIP was terminated in February 2009.

(3)	Except for the special grants described below, all RSUs received by our executives in 2008 related to our 2007 AIP and are viewed as 2007 compensation by the committee. In January 2008, each of Mr. Adkerson and Ms. Quirk received a special grant of performance-based restricted stock units in connection with execution of employment agreements. Mr. Adkerson received 200,000 RSUs, with a grant date value of $17,250,000, and Ms. Quirk received 75,000 RSUs, with a grant date value of $6,468,750, with the value determined by reference to the closing price of our common stock. At December 31, 2008, the value of Mr. Adkerson’s award was $4,888,000 and Ms. Quirk’s award was $1,833,000. See the description of these restricted stock units under “Executive Compensation Program — Long-Term Incentive Awards.” No stock options were granted to our executive officers in 2008, although the executives did receive stock option grants in February 2009. See “Executive Compensation Program — Long-Term Incentive Awards — Stock Options.”

The values of base salary and non-equity incentive plan compensation for 2008 in the Summary Compensation Table are equivalent to the amounts reflected above for base salary and the AIP payments. However, whereas the table above does not include any value for long-term incentives granted in 2008, the Summary Compensation Table includes significant values for stock and option awards during 2008 to each officer. This is primarily because the Summary Compensation Table, prepared in accordance with SEC regulations, includes equity awarded in prior years and values those equity awards for 2008 based on the amount of the related compensation expense in the company’s 2008 income statement in accordance with FAS 123(R).

Redesign of Executive Compensation Program

Throughout 2008 and continuing into 2009, the committee worked extensively with Towers Perrin to evaluate our executive compensation program in light of internal and external developments. Our acquisition of Phelps Dodge in March 2007 expanded our company in scope and size and transformed our company into a global leader in the copper industry. The committee recognized that the company’s increased production capabilities following the transaction could result in significantly larger funding pools under our AIP. As a result, the committee decided to revise the AIP as part of the company’s restructured executive compensation program. In addition to these internal changes, the weak global economic conditions and the sharp decline in commodity prices during the second half of 2008 have caused our company to undertake a series of actions designed to be responsive to the weak economic environment while preserving resources and growth opportunities for the longer term. These actions included the following:

•	Significant reductions in capital spending;

•	Adjustments to operating plans to reduce production of marginal high cost volumes resulting in lower unit costs;

•	Significant reductions in operating, exploration and administrative costs; and

•	Revisions to our financial policy to conserve cash and protect liquidity through suspension of our common stock dividend and our share repurchase program, raising proceeds through the sale of common stock and effectively managing working capital.

In response to these internal and external developments, during 2008 and early 2009, the committee took the following actions in restructuring the company’s executive compensation program:

•	Proposed a redesigned annual incentive plan, which was approved by the board and is being presented to stockholders for approval at this meeting (see “Proposal to Adopt the 2009 Annual Incentive Plan” for a more detailed description of this new plan). Following are the most significant aspects of this new plan:

•	Establishes a plan pool of 0.625% of operating cash flow, compared to 2.5% of operating cash flow under our current plan;

•	Includes a cap on payments under the plan equal to eight times the executive’s base salary, compared to no cap under our current plan; and

•	Provides an equity component under which any payments over four times the executive’s base salary will be made in restricted stock units having an equivalent value, the vesting of which will be subject to our continued achievement of the 6% return on investment threshold.

•	Eliminated the elective restricted stock unit program.

•	Revised our option grant policy for executives to provide smaller, annual grants at the committee’s discretion rather than larger, three-year option grants.

•	Terminated our long-term performance incentive plan (LTPIP).

•	Adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. This policy does not affect the excise tax gross-up protections currently included in the employment agreements with Mr. Adkerson and Ms. Quirk; however, in accordance with this policy, the agreements with Mr. Adkerson and Ms. Quirk will not be extended, renewed or continued beyond January 1, 2012, with these gross-up protections in place.

•	Revised its executive perquisite program to eliminate club dues and all tax gross-ups on perquisites. In addition, the company will no longer pay director fees to executive officers serving on the board effective May 1, 2009.

Compensation Philosophy

Although objective criteria are reviewed, the committee does not apply “hard metrics” to decisions regarding executive compensation. We have a small group of executive officers, and the committee’s decisions regarding salary levels and grant amounts (in the form of stock options and percentage allocations under the annual incentive plan) reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their individual impact on the company’s overall success.

Executive Chairman and Chief Executive Officer.  We recognize that the level of compensation paid to our chairman and our chief executive officer is significantly greater than that paid to our other executive officers. The compensation levels of Messrs. Moffett and Adkerson reflect our view that their management of the organization provides the basis for the company to achieve success and reflects the value that we place on the quality of their leadership and capabilities. This disparity also has some basis in seniority. Messrs. Moffett and Adkerson each impart extraordinary value to our company, each bringing to their “partnership” a set of complementary skills. We believe their respective compensation arrangements recognize those skills and their contributions to the success of our company.

Mr. Moffett has been at the helm of our company since its formation and has guided our growth through significant discoveries of metal reserves using his skill as a geologist. He also led the development of our Grasberg mine, milling facilities and infrastructure. As executive chairman, Mr. Moffett continues to further our business strategy by applying his exceptional talents, which has created substantial value for our company. He directs our exploration programs and also continues to be instrumental in fostering our relationship with the government of Indonesia, the location of our Grasberg mine.

Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated considerable leadership abilities in developing and executing a business and financial strategy that is positive for our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business through various economic cycles. Mr. Adkerson has provided strong leadership and sound judgment in our efforts to respond aggressively to the economic downturn.

Stock Ownership.  We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our current and past compensation programs to ensure that a portion of our executive officers’ compensation is delivered in a form of equity, such as stock options and restricted stock units. In January 2008, all of our executive officers received restricted stock units in connection with their 2007 annual incentive awards, and our chief executive officer elected to receive all of his annual incentive award in restricted stock units, which he has done for the last five years. By the end of the year, these awards had lost over 70% of their value, which mirrored the decline in our stock price over the year. As reflected in “Stock Ownership of Directors and Executive Officers,” each of Messrs. Moffett and Adkerson currently holds a significant ownership stake in the company, which provides an incentive to maximize the value of our stock over the long term.

In 2006, the committee adopted stock ownership guidelines applicable to our executive officers. For purposes of the guidelines, the stock value is calculated annually, determined by reference to either the one-year or five-year trailing average monthly stock price. Shares of common stock currently owned by the executive officers are counted for purposes of the stock ownership guidelines, as are shares held in employee benefit plans, individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units, shares issuable upon conversion of mandatory convertible preferred stock and shares held in certain trusts. Under the guidelines, each of Messrs. Moffett and Adkerson is required to maintain ownership of company stock valued at five times his base salary, and our other executive officers are required to maintain ownership of company stock valued at three times their base salaries. As of December 31, 2008, all of our executive officers had exceeded their target ownership level. In particular, Messrs. Moffett and Adkerson each owned shares valued at more than 35 times his base salary, or more than seven times his target ownership level, reflecting their individual commitments to aligning their interests with those of the stockholders. For more information regarding the current stock holdings of our executive officers, please see “Stock Ownership of Directors and Executive Officers.”

Consideration of Stock Option Exercises and RSU Vestings.  The committee does not factor into its decisions regarding executive compensation the gains received by our executive officers in connection with the vesting of restricted stock units or the exercise of stock options. The committee believes that to do so would be “double counting” compensation (i.e., first, when issued and second, when vested or exercised). For example, many of Mr. Adkerson’s outstanding restricted stock units were voluntarily received in lieu of cash compensation previously earned in connection with our former elective restricted stock program. Because he undertook a risk when electing to participate in the program, we believe it would be inappropriate to allow the value of the award at vesting to impact future compensation decisions. With respect to the stock option grants, the committee’s position has been similar. The value of the stock options upon exercise is directly related to the appreciation in value of our common stock, which in turn is directly impacted by the efforts of our executive officers in managing our company. Further, a key purpose behind granting stock options to executives is to provide an incentive for them to increase stockholder value over time. Accordingly, the committee has not taken realized option gains into account when making decisions regarding future compensation, nor did it revise its compensation or grant practices during years when our executives did not exercise any stock options.

Overview of Components of Executive Compensation

Executive officer compensation for 2008 included base salaries, annual incentive awards, long-term incentive awards, and personal benefits and perquisites. The following chart summarizes our reasons for paying each element of compensation:

Component of Compensation	Summary and Purpose of the Component

Base Salaries	Base salaries provide fixed compensation to our executives. Each executive officer’s base salary is based on his or her level of responsibility. Pursuant to their employment agreements, the base salary of Mr. Moffett is contractually set through December 31, 2009, and the base salaries of Mr. Adkerson and Ms. Quirk are contractually set through January 1, 2012.

Annual Incentive Awards	Annual cash incentives payable under our annual incentive plan (AIP) are a variable component of compensation designed to reward our executives for maximizing annual operating performance, including safety performance. The aggregate plan funding amount for the annual cash awards is based on our net cash provided by operating activities, which we believe is a significant measure of our company’s success. As noted below, Messrs. Moffett and Adkerson recommended to the committee that they not receive any annual cash incentive payment for 2008.

Component of Compensation	Summary and Purpose of the Component

Long-Term Incentive Awards
Long-term incentives are also a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value. Through 2008, we provided long-term incentive awards in the form of:

  • stock options, which through 2008 were granted every three years and which provide a focus on stock price performance and encourage executive ownership of our stock; and

  • performance units granted under our long-term performance incentive plan (LTPIP), which, until the LTPIP was terminated in 2009, were granted annually and provided a focus on sustained profit performance.

The number of stock options and performance units granted to each executive officer has historically been based on the executive officer’s responsibilities. These programs were substantially altered in 2009 in connection with the committee’s redesign of the executive compensation program and are further described below. In addition, each of Mr. Adkerson and Ms. Quirk received performance-based restricted stock units in January 2008 in connection with the execution of their employment agreements.

Personal Benefits and Perquisites	Our purpose in providing personal benefits and perquisites to our executive officers is to aid in the retention of executive talent and to recognize the high degree of integration between the personal and professional lives of our executive officers. This program was also revised in 2009 and is further described below.

Executive Compensation Program

Set forth below is an explanation of each component of our executive compensation program. The discussion includes both a description of the committee’s compensation decisions for 2008 and a description of changes under our redesigned executive compensation program.

Base Salaries

Our philosophy is that base salaries should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. Our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, we have not increased the base salaries of our executive officers since May 2007, when increases to the base salaries of certain executive officers were approved to address the increased responsibilities of these executives following our acquisition of Phelps Dodge. The base salaries of Messrs. Moffett and Adkerson and Ms. Quirk are contractually set pursuant to their employment agreements.

Annual Incentive Awards

Our annual incentive plan, or AIP, is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth. All of our named executive officers were eligible to receive awards under the AIP for 2008. As discussed further below, Mr. Moffett and Mr. Adkerson recommended that they not receive any award under the AIP for 2008.

2008 Awards under Current AIP.  Under the current AIP, if our five-year return on investment is 6% or greater, our executive officers share in a plan funding amount equal to 2.5% of our operating cash flow, subject to adjustment based on our safety performance. The terms of the AIP permit the committee to exercise discretion to determine the award pool, provided that the aggregate awards do not exceed the plan funding amount. The committee exercised this discretion in establishing the award pool for 2007, and also exercised this discretion in awarding payments for 2008, as described below.

In January 2008, we assigned 45% of the aggregate plan funding amount to each of Messrs. Moffett and Adkerson, and 5% to each of Ms. Quirk and Mr. Arnold. During the five-year period ending in 2008, the average return on investment was 16.2%. For 2008, the level of operating cash flow produced a maximum plan funding amount of $84.3 million based on the formula above. After evaluating the applicable safety performance measures in connection with the proposed 2008 awards, the committee determined that no adjustment to this amount was warranted. The company achieved a number of important objectives during 2008, including record copper production and significant reserve additions. The stock price reached an all time high of over $125 in May 2008. However, because of the significant downturn in economic conditions that occurred in late 2008 and the impact on the company’s cash flows and share price, Messrs. Moffett and Adkerson recommended that the committee not grant them any award under the AIP for 2008, and the committee accepted that recommendation. With respect to Ms. Quirk and Mr. Arnold, the committee considered the significant efforts of these officers throughout 2008, and the recommendation of Messrs. Moffett and Adkerson. The committee concluded that these officers deserved recognition and approved a payment of $1 million for each of Ms. Quirk and Mr. Arnold, an amount significantly lower than the maximum each could have received under the plan formula.

Elective Restricted Stock Unit Program.  In 1999, as part of our efforts to align the interests of the executives with those of the stockholders, the committee approved a program that gave executive officers and certain other officers the ability to elect to receive a grant of restricted stock units (RSUs) with respect to shares of our common stock in lieu of all or part of their cash incentive bonus for a given year. To encourage participation, given the additional risk of forfeiture of the award, these elective RSUs were granted at a 50% premium to the market value on the grant date. The RSUs granted under this program vest ratably over a three-year period, and are paid in an equivalent number of shares of common stock upon vesting. For the RSUs granted to our executive officers, the units will not vest and are forfeited unless the average return on investment for the five calendar years prior to the year of vesting is at least 6%.

As part of our review of our executive compensation program, we reviewed this program with the committee’s executive compensation consultant. Although the program has historically been received positively by employees and investors, the committee believed the premium should be re-evaluated based in part on advice from the committee’s compensation consultant. The committee considered modifying the program but concluded that a reduced premium would not be attractive to participants. Accordingly, in December 2008, the committee terminated this program, and all elections applicable to the incentive awards payable for 2008 incentive payouts were rendered null. The RSUs granted to our executives under this program in January 2008 in connection with the 2007 annual incentive plan payments, however, are reflected in the “Grants of Plan-Based Awards” table.

Proposed 2009 Annual Incentive Plan.  Our stockholders approved the current AIP in 2005. We acquired Phelps Dodge in 2007, which resulted in additional operating cash flow for our company. Following the acquisition, the committee re-evaluated the design of the AIP in light of our substantial growth, and concluded that the overall design of the AIP is appropriate for the following reasons:

•	its design supports the entrepreneurial spirit of the organization;

•	focusing on operating cash flow, the underlying metric of the plan, reflects our goal to maximize cash flows and long-term values for our stockholders; and

•	our view that the variability of cash flows associated with commodity prices, changes in production volumes, cost management and other changes in business conditions closely aligns management and stockholder interests.

The committee recognized, however, that the current design could generate large funding pools and corresponding large payouts to our executives because of the company’s increased production capabilities, especially during years when commodity prices are high, as was the case in 2007. To address these concerns, the committee, working with its compensation consultant, proposed a new annual incentive plan, which is being presented to our stockholders for approval at this meeting.

A key objective of restructuring the executive compensation program, including revising the AIP, was to establish compensation opportunities that reflect the performance of the business, which may vary significantly from year to year, and that are consistent with observed market pay levels. In developing the proposed AIP, the committee retained the use of operating cash flow as the financial measure used to fund the AIP pool. This decision reflects our belief that operating cash flow is a meaningful indicator of overall company performance. In establishing the funding level for the restructured AIP, the committee considered the reported 25th and 90th percentile statistics from Towers Perrin’s general industry compensation survey as indicative of the observed range of market pay levels for total direct compensation (salary + target annual incentives + grant value of long-term incentives). This information was a consideration in determining the proposed AIP funding level but was not the sole factor used to determine that level. Instead, the committee applied its judgment in evaluating the proposed AIP funding level by considering various operating cash flow scenarios and comparing potential payouts to the observed range of market practice. In conjunction with evaluating the proposed AIP funding level, the committee also considered the level and forms of long-term incentives that would be used in our restructured executive compensation program, and established a new philosophy regarding stock option grants. See “Long-Term Incentive Awards — Stock Options” below.

The new AIP is similar in design to the current AIP, but contains the following provisions designed to limit potential payments under the plan in order to ensure that the compensation opportunities are consistent with observed market practice:

•	the plan funding pool will be 0.625% of operating cash flow instead of 2.5%;

•	payments to executives under the plan may not exceed eight times the executive’s base salary; and

•	any payments over four times the executive’s base salary will be made in restricted stock units having an equivalent value, the vesting of which will be subject to our continued achievement of the 6% return on investment threshold, thus converting a portion of the annual award to a long-term incentive dependent upon the company’s continued performance.

As with the current plan, the new plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code by setting an objective performance target and a maximum funding amount. Under the AIP, once the performance target has been achieved, the committee retains the discretion to reduce or eliminate the award pool and the awards to specific officers. Accordingly, this plan design preserves the company’s tax treatment of these awards as “performance-based” under Section 162(m), but gives the committee flexibility in operating the plan.

Unlike the current plan, however, the new plan specifically enumerates qualitative factors that the committee may consider in exercising this discretion, including total shareholder return and safety performance. The committee intends to continue to exercise its discretion under the new plan to reduce awards paid under the plan if it determines that awarding the entire plan funding amount would not be appropriate in a given year, as it did in 2007 and 2008. See “Proposal to Adopt the 2009 Annual Incentive Plan” for more information regarding the proposed plan.

Long-Term Incentive Awards

Through 2008, long-term incentives granted by the company included performance units under our long-term performance incentive plan (the LTPIP) and stock options (which were granted to executives every three years). In 2008, the committee also awarded special grants of restricted stock units described below. In early 2009, as part of the redesign of our executive compensation program, we substantially revised our long-term incentive programs as described below.

Long-Term Performance Incentive Plan.  In the past, the committee also compensated officers for long-term performance with annual grants of performance units under the LTPIP. Performance units were designed to link a portion of executive compensation to cumulative adjusted earnings per share over a four-

year performance period. The LTPIP was approved by our stockholders in 1999. In January 2008, each of our executive officers received a grant of performance units under the LTPIP, the amount of which was based on historical grant levels for his or her level of responsibility. These grants are reflected in the “Grants of Plan-Based Awards” table.

Under the LTPIP, the performance units were valued over a four-year performance period based on the cumulative earnings (or loss) per share, and that value was paid in cash after the end of the four-year period. The payout value was determined by multiplying the cumulative “earnings per share” or “net loss per share” (as those terms were defined in the plan) for the period by the number of performance units granted for that period. After the end of each year, the committee certified the adjusted annual earnings (or loss) per share for that year and the payout amount was determined for performance units vesting at the end of that year.

In the fourth quarter of 2008, we were required to record significant impairment charges in connection with certain long-lived assets, including goodwill. As a result of these impairment charges, we had a net loss per share for 2008, which eliminated all earnings (approximately $50 million) that had accumulated on outstanding performance units through 2007 and would have been paid out over the next four years. Of this $50 million, approximately $32 million represented amounts accumulated on outstanding units held by our executive officers. The committee considered adjusting or otherwise modifying the LTPIP to exclude or reduce the effect of the impairment charges, but decided against any modification. After confirming that the performance units vesting on December 31, 2008 had no value and concluding that the outstanding performance units would likely have no value in future years, the committee recommended, and the board of directors approved, termination of the plan in February 2009.

Stock Options.  Stock options are intended to reinforce the importance of creating stockholder value. Beginning in 1996 for Messrs. Moffett and Adkerson, and in 2005 for our other executive officers, the committee’s practice was to grant larger, multi-year stock option awards rather than smaller, annual awards. The recent economic crisis and significant drop in commodity prices have resulted in a significant decrease in our company’s stock price, which went from an all-time high of over $125 in May 2008 to $24.44 at year-end. As a result of this decline, all of the outstanding stock options held by our executives at the end of 2008 were out-of-the-money, some significantly so. We have a longstanding commitment not to reprice stock options and do not intend to amend or exchange any of our outstanding options. In light of the termination of the LTPIP, the lack of current value in the outstanding option awards has substantially reduced the value of the long-term incentives currently held by our executives.

The committee continues to believe that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase in our share price and aligns the executives’ interests with those of our stockholders. In an effort to lessen the impact of significant price variations from year to year, the committee determined that going forward it would grant annual, smaller equity-based awards to the executives in the form of stock options, but may also grant RSUs. These annual awards will have grant date Black-Scholes values targeted between one and three times (as determined by the committee) the executive’s base salary, with a long-term average grant level targeted at two times each executive’s base salary. This approach regarding equity-based incentives is one component of total direct compensation, which includes base salary, the annual incentive plan and long-term incentives (stock options or RSUs), in our restructured executive compensation program. See “Annual Incentive Awards — Proposed 2009 Annual Incentive Plan.”

Pursuant to this new philosophy regarding annual equity-based grants, the committee granted the executive officers stock options in February 2009. The number of options awarded to each of our executive officers is set forth below and was determined based on grant date Black-Scholes values of approximately three times the executive’s base salary. These stock options have an exercise price of $24.59.

Number of Options
Executive	Granted in February 2009

James R. Moffett	500,000
Richard C. Adkerson	500,000
Kathleen L. Quirk	150,000
Michael J. Arnold	120,000

Special Grant of Restricted Stock Units.  In January 2008, in connection with the execution of new employment agreements, the committee made a special grant of restricted stock units to each of Mr. Adkerson (200,000 RSUs) and Ms. Quirk (75,000 RSUs), which units are paid in an equivalent number of shares of common stock upon vesting. One-fifth of the units vested immediately upon grant, and the remainder will vest in equal annual increments beginning January 1, 2009, to correspond with the term of each executive’s employment agreement. These units will not vest, however, and are forfeited unless the average return on investment for the five calendar years prior to the year of vesting is at least 6%. In addition, any unvested restricted stock units will be forfeited in the event of the executive’s retirement.

Personal Benefits and Perquisites

We provide certain personal benefits and perquisites to our executive officers. In early 2009, as part of the restructuring of our executive compensation program, the committee evaluated the personal benefits and perquisites that we provide to our executives, and revised this program. Accordingly, for fiscal year 2009 and beyond, we will provide the following benefits for the reasons noted below:

•	Personal use of company aircraft — this benefit is only provided to our chairman of the board and our chief executive officer and is designed to provide an added level of security to these executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters. Our provision of this benefit also recognizes the high degree of integration between the personal and professional lives of these executive officers, and ensures the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised.

•	Personal use of company vehicles, and the provision of security services and personnel — these benefits are also designed to provide added levels of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters.

•	Financial and tax advice and personal use of company facilities and personnel — these benefits are in place to provide executives with increased efficiencies in handling personal matters, which we believe also promotes the executives’ focus on company business. These benefits also recognize the high degree of integration between the personal and professional lives of our executive officers.

•	Charitable matching contributions — this program is part of our overall contribution program, and is designed to encourage all employees, including our executives, to contribute to hospitals, community, educational and cultural institutions, and social service and environmental organizations, by providing that we will match such contributions up to certain limits.

Certain benefits will no longer be provided to our executive officers, although these benefits were provided during 2008 and are reflected in the “Summary Compensation Table” below. These include dues for certain club memberships, tax gross-up payments on perquisites, and the payment of meeting fees to management members of our board of directors.

The amounts reflected in the “Summary Compensation Table” represent our incremental cost of providing the benefit, and not the value of the benefit to the recipient. With respect to personal use of fractionally owned company aircraft, the aggregate incremental cost includes the hourly operating rate, fuel costs, and excise taxes. With respect to personal use of vehicles and the provision of security services, the aggregate cost of providing a car and driver is determined on an annual basis and includes annual driver compensation and annual car lease and insurance costs. Although the cars and drivers are available for both business and personal use, the amounts reflected in the “Summary Compensation Table” reflect the aggregate cost to us without deducting costs attributable to business use.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2008 and benefits under the company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, a supplemental executive retirement plan, a defined benefit program (although this program has been discontinued), as well as certain severance and change of control benefits.

Nonqualified Defined Contribution Plan — This plan was put in place in 1996 and permits those employees who are considered “highly compensated” under applicable IRS rules, including our executive officers, to defer up to 20% of their base salary. A participant may only defer under this plan after the participant defers the maximum amount permitted under the qualified plan in accordance with Internal Revenue Code limits. The company makes a contribution equal to 5% of the participant’s base salary above the qualified plan limit, and an additional contribution as described below. We do not take into account income associated with option exercises or the vesting of restricted stock units when determining the company’s contributions. The 5% company contribution to the nonqualified plan noted above is based on the company’s contributions to its 401(k) plan (the qualified plan), which provides that participants will receive a company contribution equal to 100% of the participant’s contributions to the plan not to exceed 5% of the participant’s basic compensation. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution found in the 401(k) plan on a participant’s basic compensation in excess of the qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under the defined benefit plan, we decided that we prospectively would make an additional company contribution to our 401(k) plan participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000, would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. As of June 30, 2000, the only two named executive officers who met the applicable age and service requirements were Messrs. Moffett and Adkerson, thus resulting in the 10% contribution for each. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan — We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. The committee, advised by Mercer, its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years, or a maximum of 50%. Income associated with option exercises or the vesting of restricted stock units is not a factor in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under the cash-balance program and all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Change of Control and Severance Benefits — In January 2008, we entered into a new employment agreement with Mr. Adkerson, which replaced his prior employment and change of control agreements, and entered into an employment agreement with Ms. Quirk, which replaced her change of control agreement. In December 2008, we amended and restated these agreements as well as Mr. Moffett’s employment and change of control agreements and entered into a new change of control agreement with Mr. Arnold. The committee, advised by Towers Perrin, established the terms of these new agreements and the amendments thereto, which were then approved by our board. Under these agreements, all of our named executive officers are entitled to certain benefits in the event of a change of control of the company and Messrs. Moffett and Adkerson and Ms. Quirk are also entitled to certain severance benefits under their employment agreements. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In December 2008, the committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. This policy does not affect the excise tax gross-up protections currently included in the employment agreements with Mr. Adkerson and Ms. Quirk; however, in accordance with this policy, the agreements with Mr. Adkerson and Ms. Quirk will not be extended, renewed or continued beyond January 1, 2012, with these gross-up protections in place.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). Under their respective incentive agreements, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards automatically upon a change of control of the company, whether or not the officer’s employment is terminated. This treatment of the equity awards in connection with a change of control applies to all award recipients.

As described in more detail below under “Potential Payments Upon Termination or Change in Control,” Messrs. Moffett and Adkerson and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. The committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

Tax Considerations

Section 162(m).  Section 162(m) of the Internal Revenue Code (the Code) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems appropriate or necessary to adequately compensate our executive team.

The committee believes that the stock options, a portion of the performance-based restricted stock units, and awards under our AIP qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Sections 280G and 4999.  Code Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. In order to be subject to the excise tax, payments as a result of a change of control must exceed three times the executive’s base amount as determined under Section 280G, but once this threshold is achieved the excise tax is imposed on the payments that exceed one time the executive’s base amount. Pursuant to the employment agreements with Mr. Adkerson and Ms. Quirk, we have agreed to provide each of them with a gross-up payment to reimburse the executive for the excise tax under Code Section 4999 as well as any additional income and excise taxes resulting from such reimbursement, but such payment will only be triggered if their change of control benefits exceed 110% of the Section 280G limit. The intent of the tax gross-up is to provide a benefit without a tax penalty to those executives who are displaced in the event of a change of control, and to avoid disparate treatment of individuals as a result of imposition of the tax, which can have arbitrary results in application. As noted above, in December 2008, the committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. This policy does not affect the excise tax gross-up protections currently included in the employment agreements with Mr. Adkerson and Ms. Quirk; however, in accordance with this policy, the agreements with Mr. Adkerson and Ms. Quirk will not be extended, renewed or continued beyond January 1, 2012, with these gross-up protections in place.

Corporate Personnel Committee Report

The corporate personnel committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee as of April 20, 2009:

H. Devon Graham, Jr., Chairman
Robert J. Allison, Jr.
Charles C. Krulak
Bobby Lee Lackey

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our chief executive officer, our chief financial officer, and our executive officers other than the chief executive officer and chief financial officer (collectively, the named executive officers). The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily reflect the income that will ultimately be realized by the named executive officers for these awards. For a description of the employment agreements between the company and each of Messrs. Moffett and Adkerson and Ms. Quirk, see “Compensation Discussion and Analysis” above and “Potential Payments upon Termination or Change of Control” below.

2008 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total

James R. Moffett	2008	$2,500,000	$4,111,105	$13,698,681	$—	$1,489,324	$3,633,719	$25,432,829
Chairman of the	2007	2,500,000	9,044,430	18,761,139	29,790,000	1,266,517	2,734,907	64,096,993
Board	2006	2,500,000	—	5,460,418	27,740,000	1,095,525	2,331,292	39,127,235

Richard C. Adkerson	2008	2,500,000	10,723,605	11,946,928	—	5,011,710	3,203,774	33,386,017
President & Chief	2007	2,083,333	44,228,430	17,002,160	5,432,000	2,623,389	2,688,390	74,057,702
Executive Officer	2006	1,250,000	21,690,000	3,598,169	3,532,000	322,896	1,717,583	32,110,648

Kathleen L. Quirk	2008	650,000	3,282,439	3,629,384	1,000,000	9,936	205,541	8,777,300
Executive Vice	2007	566,667	2,539,119	2,804,668	2,879,600	8,057	197,807	8,995,918
President, Chief	2006	300,000	1,575,000	1,146,369	1,668,100	5,842	120,596	4,815,907
Financial Officer & Treasurer

Michael J. Arnold	2008	550,000	472,206	2,785,042	1,000,000	28,622	281,051	5,116,921
Executive Vice	2007	500,000	2,001,480	4,242,080	3,504,600	27,381	418,188	10,693,729
President & Chief	2006	400,000	787,500	1,266,189	2,546,300	23,277	633,359	5,656,625
Administrative Officer

(1)	Messrs. Moffett and Adkerson and Ms. Quirk also provide services to and receive compensation from McMoRan Exploration Co. (McMoRan). Until February 1, 2007, Ms. Quirk’s compensation was paid through an allocation arrangement under a services agreement with one of our subsidiaries, FM Services Company (the Services Company), under which 75% of Ms. Quirk’s salary was allocated to us and 25% of Ms. Quirk’s salary was allocated to McMoRan. Accordingly, the amounts reflected in the “Summary Compensation Table” in 2007 and 2006 represent only the portion allocated to us. Effective February 1, 2007, 100% of Ms. Quirk’s salary was allocated to us.

(2)	The amounts reported in the “Stock Awards” column reflect, for each named executive officer, the compensation cost recognized for performance-based RSUs in accordance with FAS 123(R). RSU awards are valued on the date of grant at the closing sale price per share of our common stock. See “Compensation Discussion and Analysis” for information regarding our RSU grants.

(3)	The amounts reported in the “Option Awards” column reflect the compensation cost recognized for stock options granted to our named executive officers in 2007, 2005 and 2004 in accordance with FAS 123(R). For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2007, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2005 and 2004, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	The amounts reported in the “Non-Equity Incentive Plan” column reflect, for each named executive officer, the annual cash incentive payments received under our annual incentive plan for fiscal years 2008, 2007 and 2006, and the cash payout of units granted under our long-term performance incentive plan that vested on December 31, 2008, 2007 and 2006, as follows:

			Long-Term
		Annual	Performance
		Incentive Plan	Incentive Plan
Name	Year	Cash Payment	Payout

Mr. Moffett	2008	$—	$—
	2007	23,000,000	6,790,000
	2006	23,325,000	4,415,000

Mr. Adkerson	2008	—	—
	2007	—	5,432,000
	2006	—	3,532,000

Ms. Quirk	2008	1,000,000	—
	2007	1,250,000	1,629,600
	2006	1,050,000	618,100

Mr. Arnold	2008	1,000,000	—
	2007	1,875,000	1,629,600
	2006	1,575,000	971,300

For 2007 and 2006, amounts reported under Annual Incentive Plan Cash Payment do not include the performance-based RSUs that certain executive officers elected to receive in lieu of cash payments. The expenses related to these awards are reflected in the “Stock Awards” column. This elective RSU program was cancelled in 2008. For 2008, Messrs. Moffett and Adkerson recommended to the corporate personnel committee that they not receive an annual cash incentive payment under our annual incentive plan. Awards under our Long-Term Performance Incentive Plan that vested December 31, 2008 had no value. As a result, no payout was provided to our named executive officers under the plan for 2008. For further information regarding our annual incentive plan, elective restricted stock unit program and long-term performance incentive plan, see “Compensation Discussion and Analysis.”

(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column include (a) the change in actuarial value of our defined benefit program, (b) the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson, and (c) above-market or preferential nonqualified deferred compensation earnings, as set forth in the table below. See the “Retirement Benefit Programs” section for more information.

		Defined	Supplemental	Above-Market
Name	Year	Benefit Plan	Retirement Plan	Earnings

Mr. Moffett	2008	$53,941	$1,049,284	$386,099
	2007	—	968,722	297,795
	2006	—	860,661	234,864

Mr. Adkerson	2008	6,856	4,813,353	191,501
	2007	—	2,498,160	125,229
	2006	4,712	226,761	91,423
Ms. Quirk	2008	1,841	—	8,095
	2007	3,514	—	4,543
	2006	3,137	—	2,705

Mr. Arnold	2008	4,044	—	24,578
	2007	7,719	—	19,662
	2006	6,892	—	16,385

(6)	The amounts reported in the “All Other Compensation” column for 2008 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by the SEC rules to be separately quantified, including the amount of any tax reimbursements (no longer provided effective in 2009), amounts contributed by the company to defined contribution plans, the dollar value of life insurance premiums paid by the company and the dollar value of interest credited on dividend equivalents on unvested RSUs during 2008. The amounts reported include (a) matching gifts under the matching gifts program, (b) personal financial and tax advice under the company’s program, (c) the aggregate incremental cost to the company of the executive’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, (d) personal use of company facilities and personnel, (e) club memberships (no longer provided effective in 2009) and (f) personal use of company cars and security services, as reflected in the table below. The aggregate incremental cost to the company of Messrs. Moffett and Adkerson’s personal use of fractionally owned company aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2008 was approximately $143,000 for Mr. Moffett and $133,000 for Mr. Adkerson. For Mr. Arnold, the amounts reported also include annual leave reimbursements under our compensation program for expatriate employees living overseas, relocation expenses in accordance with the company’s policy and travel expenses incurred by the executive’s spouse.

	Perquisites and Other Personal Benefits									Additional All Other Compensation
														Interest
														Credited
		Financial		Facilities		Security								on
	Matching	and Tax	Aircraft	and	Club	and	Annual	Relocation	Other	Taxes	Plan	Insurance	Director	Dividend
Name	Gifts	Advice	Usage	Personnel	Memberships	Cars	Leave	Expenses	Perqs	Paid	Contributions	Premiums	Fees	Equivalents
Mr. Moffett	$40,000	$20,000	$412,475	$106,156	$24,586	$182,975	$—	$—	$—	$122,391	$2,584,049	$126,238	$10,500	$4,349
Mr. Adkerson	40,000	20,000	271,351	74,745	4,583	142,919	—	—	—	49,676	2,488,649	19,331	10,500	82,020
Ms. Quirk	16,000	2,200	—	—	—	734	—	—	—	3,241	175,091	2,543	—	5,732
Mr. Arnold	12,000	24,214	—	—	—	503	13,098	15,569	4,263	41,430	162,511	4,318	—	3,145

For further information regarding how we calculate the incremental cost of the perquisites, see the section titled “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
in Fiscal Year 2008

		No. of Units	Estimated		Estimated
		Granted	Future		Future
		Under	Payouts Under		Payouts Under		Grant Date	Value of
		Non-Equity	Non-Equity		Equity Incentive		Fair Value	Stock Awards
	Grant	Incentive Plan	Incentive Plan		Plan Awards		of Stock	as of
Name	Date	Awards(1)	Awards Target		Target		Awards	12/31/08

James R. Moffett
AIP- Cash Award	—	—	$37,800,000	(2)	—		—	—
LTPIP	—	200,000	5,432,000	(3)	—		—	—
RSUs — Performance	01/28/08		—		173,505	(4)	$14,799,977	$4,240,462

Richard C. Adkerson
AIP- Cash Award	—	—	37,800,000	(2)	—		—	—
LTPIP	—	200,000	5,432,000	(3)	—		—	—
RSUs — Performance	01/28/08		—		173,505	(4)	14,799,977	4,240,462
	01/28/08		—		404,454	(5)	34,499,926	9,884,856
	01/29/08				200,000	(6)	17,250,000	4,888,000
Kathleen L. Quirk
AIP- Cash Award	—	—	4,200,000	(2)	—		—	—
LTPIP	—	50,000	1,358,000	(3)	—		—	—
RSUs — Performance	01/28/08	—	—		19,929	(4)	1,699,944	487,065
	01/28/08	—	—		21,981	(5)	1,874,979	537,216
	01/29/08	—	—		75,000	(6)	6,468,750	1,833,000
Michael J. Arnold
AIP- Cash Award	—	—	4,200,000	(2)	—		—	—
LTPIP	—	50,000	1,358,000	(3)	—		—	—
RSUs — Performance	01/28/08	—	—		19,929	(4)	1,699,944	487,065
	01/28/08				10,990	(5)	937,447	268,596

(1)	Represents the number of performance units granted in January 2008 under our Long-Term Performance Incentive Plan (LTPIP), which units were scheduled to vest as of December 31, 2011. Under the LTPIP, as of December 31 of each year in the performance cycle, each officer’s performance award account was credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the

LTPIP) for that year multiplied by the number of performance units then credited to such performance award account. As described in “Compensation Discussion and Analysis,” after crediting the outstanding performance award accounts with the net loss per share for 2008, the accounts had no value. In February 2009, the board terminated the LTPIP and all outstanding units were cancelled, including the units reflected in the table above.

(2)	Represents the possible annual cash incentive payment pursuant to the annual incentive plan for fiscal year 2008. The estimated amounts were calculated by multiplying the percentage of the award pool under the plan allocated to each officer for 2008 by the award pool used for the 2007 awards under the plan (including adjustments made to the 2007 pool by the committee). The actual amounts paid in early 2009 to Ms. Quirk and Mr. Arnold pursuant to the annual incentive plan for 2008 are reflected in the “Summary Compensation Table.” Messrs. Moffett and Adkerson recommended to the committee that they not receive an annual cash incentive payment under our annual incentive plan for 2008. See the discussion regarding our annual incentive plan in “Compensation Discussion and Analysis” for more information.

(3)	Represents the estimated future payout of the performance units, which was calculated using the 2004 through 2007 annual earnings per share (as defined in the LTPIP). As noted in footnote (1) above, the performance units reflected in the table were cancelled in February 2009 when the board terminated the LTPIP, thus there will be no future payout of these units.

(4)	Represents the number of performance-based restricted stock units (RSUs) granted in 2008 as part of each executive’s annual incentive bonus for 2007. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary, provided the average of the return on investment for the five calendar years preceding the year of vesting is at least 6%. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock.

(5)	Represents the number of performance-based RSUs received in 2008 at the election of the applicable named executive officers in lieu of all or a portion of their cash incentive bonus for fiscal year 2007 payable pursuant to our annual incentive plan. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary, provided the average of the return on investment for the five calendar years preceding the year of vesting is at least 6%. These RSUs were awarded at a 50% premium to the market value of the grant date in order to compensate for risk. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock. Each of Messrs. Adkerson and Arnold and Ms. Quirk elected to participate in the program with respect to 100%, 25% and 50% of their respective 2007 cash bonus awards payable under the annual incentive plan, which were paid on January 28, 2008. As discussed in “Compensation Discussion and Analysis,” this elective RSU program was terminated in December 2008.

(6)	Represents the number of performance-based RSUs granted to the executive in connection with the execution of an employment agreement with one-fifth vesting upon grant. The remaining RSUs will ratably convert into shares of our common stock over the four-year term of the executive’s employment agreement, provided the average of the return on investment for the five calendar years preceding the year of vesting is at least 6%. In addition, unlike the other RSUs granted by the company in connection with the AIP, the unvested portion of these RSUs will be forfeited in the event of the executive’s retirement. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock.

Outstanding Equity Awards at December 31, 2008

	Option Awards(1)					Stock Awards(2)
						Equity		Equity Incentive
						Incentive Plan		Plan Awards:
						Awards:		Market or
						Number of		Payout
						Unearned		Value of
	Number of	Number of				Shares,		Unearned
	Securities	Securities				Units or		Shares,
	Underlying	Underlying				Other		Units or
	Unexercised	Unexercised		Option		Rights That		Other
	Options	Options		Exercise	Option	Have Not		Rights That Have
Name	Exercisable	Unexercisable		Price(3)	Expiration Date	Vested		Not Vested(4)

James R. Moffett	—	375,000		$37.04	02/01/15	173,505		$4,240,462
	—	1,125,000		72.92	05/11/17

Richard C. Adkerson	—	250,000	(5)	37.04	02/01/15	1,088,233	(6)	26,596,415
	375,000	1,125,000		72.92	05/11/17

Kathleen L. Quirk	7,500	—		18.885	02/04/13	123,919		3,028,580
	37,500	—		36.765	02/03/14
	129,500	56,250		37.04	02/01/15
	125,000	375,000		72.92	05/11/17

Michael J. Arnold	—	56,250		37.04	02/01/15	43,636		1,066,464
	87,500	262,500		72.92	05/11/17

(1)	The stock options become exercisable in 25% increments over a four-year period and have a term of 10 years, as reflected in the table below. The stock options will become immediately exercisable in their entirety if, under certain circumstances (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

Name	Options	Vesting Date

Mr. Moffett	375,000	02/01/09
	375,000	05/11/09
	375,000	05/11/10
	375,000	05/11/11
Mr. Adkerson	250,000	02/01/09
	375,000	05/11/09
	375,000	05/11/10
	375,000	05/11/11
Ms. Quirk	56,250	02/01/09
	125,000	05/11/09
	125,000	05/11/10
	125,000	05/11/11
Mr. Arnold	56,250	02/01/09
	87,500	05/11/09
	87,500	05/11/10
	87,500	05/11/11

(2)	The restricted stock units held by the named executive officers will vest and be paid out in shares of our common stock as follows, provided the average return on investment for the five calendar years preceding the year of vesting is at least 6%:

Name	RSUs	Vesting Date

Mr. Moffett	57,835	01/28/09
	57,835	01/28/10
	57,835	01/28/11
Mr. Adkerson	40,000	01/01/09
	192,653	01/28/09
	127,964	01/30/09
	94,346	01/31/09
	40,000	01/01/10
	192,653	01/28/10
	127,964	01/30/10
	40,000	01/01/11
	192,653	01/28/11
	40,000	01/01/12
Ms. Quirk	15,000	01/01/09
	13,970	01/28/09
	9,292	01/30/09
	3,425	01/31/09
	15,000	01/01/10
	13,970	01/28/10
	9,292	01/30/10
	15,000	01/01/11
	13,970	01/28/11
	15,000	01/01/12
Mr. Arnold	10,307	01/28/09
	4,646	01/30/09
	3,425	01/31/09
	10,306	01/28/10
	4,646	01/30/10
	10,306	01/28/11

(3)	Effective January 30, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in 2017 and thereafter was determined by reference to the closing price of our common stock. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $24.44 closing market price per share of our common stock on December 31, 2008.

(5)	Mr. Adkerson previously transferred to his former spouse the right to receive the underlying shares due upon exercise of 125,000 of these outstanding options, net of shares used to pay the exercise price and taxes.

(6)	Mr. Adkerson previously transferred to his former spouse the right to receive the underlying shares due upon vesting of 47,173 of these unvested restricted stock units, net of shares used to pay any taxes due.

Option Exercises and Stock Vested
During 2008

	Option Awards			Stock Awards
	Number of Shares		Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise		on Exercise(1)	Acquired on Vesting	on Vesting(1)

James R. Moffett	750,000		$36,851,250	—	—
Richard C. Adkerson	250,000	(2)	16,825,000	298,022	$26,224,877
Kathleen L. Quirk	—		—	29,012	2,523,684
Michael J. Arnold	85,214		7,126,490	9,366	826,708

(1)	For option awards, amount realized is based on the difference between the closing sale price on the date of exercise and the exercise price of each option. For stock awards, the amount realized is based on the closing sale price on the date of vesting of the restricted stock units or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(2)	Of the 250,000 options that were exercised on March 6, 2008, Mr. Adkerson transferred to his former spouse one-half of the economic value of the shares acquired following payment of the exercise price and resulting taxes.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.  We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. We amended the plan effective January 1, 2009, however the following describes the plan’s operations during 2008. Under the plan, certain highly compensated employees may elect to make contributions of up to 20% of their base salary. A participant may only defer under this plan after the participant defers the maximum amount permitted under the qualified plan in accordance with Internal Revenue Code limits. The company makes a contribution equal to 5% of the participant’s base salary above the qualified plan limit. In addition, the company also makes enhanced contributions equal to a minimum of 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (only Messrs. Moffett and Adkerson) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable following separation from service or, if timely elected by the participant, on January 1 of the year following retirement; however, if a participant is a specified employee, as defined under Internal Revenue Code Section 409A, payment is not made earlier than the first business day that is six months after the participant’s separation from service or, if earlier, the date of death of the participant. The table below sets forth the unfunded balances under our nonqualified defined contribution plan as of December 31, 2008 for each named executive officer listed below.

2008 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at
Name	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year(3)	Distributions	Last Fiscal Year End(4)

James R. Moffett	$204,500	$2,553,549	$716,263	—	$22,513,521
Richard C. Adkerson	479,500	2,458,149	392,768	—	14,747,303
Kathleen L. Quirk	—	154,391	33,970	—	459,666
Michael J. Arnold	89,500	141,811	(48,266)	—	2,489,382

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2008 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2008 in the “Summary Compensation Table,” although the “plan contributions” reflected in footnote 6 to that table also include contributions to the company’s 401(k) plan.

(3)	The aggregate earnings under the plan were determined as follows: the participant and company contributions, other than enhanced contributions, are treated as if invested in the Vanguard Retirement Savings Trust, which had an annual rate of return of 4.28% in 2008, certain contributions made prior to 2004 are treated as if invested in company common stock, and the company enhanced contributions are treated as if invested to provide a rate of interest equal to the rate for ten-year Treasury Notes, plus a percentage to be determined annually. The rate of interest on the enhanced contributions was set in July 2000 to yield 10% each year, however monthly compounding is taken into consideration. At the time the rate of interest was set, 120% of the applicable federal long-term rate with monthly compounding was 7.44%. The difference between the actual earnings on the company enhanced contributions and 7.44% is considered preferential earnings. The portion of the 2008 aggregate earnings that are considered preferential earnings for each named executive officer are included in the “change in pension value and nonqualified deferred compensation earnings” column in the “Summary Compensation Table” as follows: Mr. Moffett — $386,099, Mr. Adkerson — $191,501, Ms. Quirk — $8,095 and Mr. Arnold — $24,578.

(4)	The following amounts reflected in this column for each named executive officer were included in the 2007 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $2,204,762, Mr. Adkerson — $1,664,379, Ms. Quirk — $89,655 and Mr. Arnold — $182,158. The following amounts reflected in this column for each named executive officer were included in the 2006 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $1,878,879, Mr. Adkerson — $1,164,023, Ms. Quirk — $63,230 and Mr. Arnold — $136,730.

Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson.  In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The corporate personnel committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. If a participant retires prior to attaining 25 years of credited service, the annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus can not exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Mr. Moffett, who has attained 25 years of credited service, the annuity was fixed as of January 1 following his completion of 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit will be reduced by the value of all benefits received under the defined benefit program (as discussed below) and all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Discontinued Defined Benefit Program.  The company formerly maintained a defined benefit program, consisting of a funded qualified plan and an unfunded nonqualified plan. Benefit accruals under the program ceased as of June 30, 2000. The present value of the benefit earned by each participant under the nonqualified plan was transferred as of June 30, 2000, to our unfunded nonqualified defined contribution plan. The qualified defined benefit plan, the Employee Retirement Plan, was formally terminated as of November 30, 2000. Final distribution of the qualified plan’s assets was delayed pending Internal Revenue Service (IRS) approval of the termination. An IRS letter dated April 14, 2008, approved the termination, and all plan assets were subsequently distributed in 2008 as reflected in the table below. Upon distribution, each participant was able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that could be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings.

2008 Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(1)	Benefit(2)	Last Fiscal Year(3)

James R. Moffett	Supplemental Executive Retirement Plan	25	$16,813,344	$—
	Employee Retirement Plan	—	—	190,645
Richard C. Adkerson	Supplemental Executive Retirement Plan	20	14,023,700	—
	Employee Retirement Plan	—	—	60,035
Kathleen L. Quirk	Employee Retirement Plan	—	—	79,966
Michael J. Arnold	Employee Retirement Plan	—	—	175,649

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate. For Mr. Adkerson, who had not reached his normal retirement date as of the end of the year, the present value at normal retirement date is then discounted to December 31, 2008 using a 4% interest rate with no mortality.

(3)	Upon distribution of plan assets as described above, each of Messrs. Adkerson and Arnold and Ms. Quirk elected to receive his or her benefit under the plan in a single lump sum that was transferred into his or her employee capital accumulation plan, which is the company’s 401(k) plan, and Mr. Moffett elected to receive his benefit under the plan in the form of an annuity contract issued by an insurance company. For Mr. Adkerson, the amount excludes the portion previously transferred to his former spouse.

Potential Payments upon Termination or Change of Control

Employment Agreements — Messrs. Moffett and Adkerson and Ms. Quirk.  Our current compensation arrangements with Messrs. Moffett and Adkerson and Ms. Quirk are set forth in their employment agreements. In January 2008, we entered into a new employment agreement with Mr. Adkerson and entered into an employment agreement with Ms. Quirk. In December 2008, we amended and restated Mr. Moffett’s employment and change of control agreements. The committee, advised by Towers Perrin, established the terms of these new agreements and the amendments thereto, which were then approved by our board.

Mr. Moffett.  Effective December 2, 2008, we amended and restated Mr. Moffett’s prior employment agreement. The employment agreement with Mr. Moffett provides for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The amended term of the agreement will continue through December 31, 2009, with automatic one-year extensions unless a change of control occurs or prior written notice is given by the committee that it does not wish to extend the agreement. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests in the event that he ceases to be employed.

Mr. Adkerson and Ms. Quirk.  Effective January 29, 2008, we entered into a new employment agreement with Mr. Adkerson, which replaced his prior employment and change of control agreements, and entered into an employment agreement with Ms. Quirk, which replaced her change of control agreement. These agreements were subsequently amended and restated effective December 2, 2008 primarily to comply with the new tax laws. The agreements reflect the current base salary for each executive officer, $2,500,000 for Mr. Adkerson and $650,000 for Ms. Quirk, and provide that each executive officer is eligible to participate in our annual incentive plan. Mr. Adkerson and Ms. Quirk continue to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The original term of each agreement expires January 1, 2012, but will automatically extend for additional one-year terms unless prior written notice is given by the committee that it does not wish to extend the agreement. In the event of a change of control, the agreements will expire on the later of January 1, 2012 or three years following the change of control. These agreements also contain non-competition, nondisclosure and other provisions intended to protect our interests in the event that the executive officer ceases to be employed.

Mr. Adkerson and Ms. Quirk also received a grant of restricted stock units on the effective date of the new employment agreements. Mr. Adkerson received 200,000 restricted stock units and Ms. Quirk received 75,000 restricted stock units. One-fifth of the units vested immediately upon grant, and the remainder will vest in equal annual increments beginning January 1, 2009, to correspond with the term of the employment agreement. The restricted stock units will also vest upon a change of control, or upon the executive’s termination of employment as a result of death or disability only.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, as of December 31, 2008, we provided the following additional benefits to our named executive officers.

Severance Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.  As of December 31, 2008, the employment agreements for Messrs. Moffett and Adkerson and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

Under the employment agreements, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreement.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options, vesting of certain outstanding restricted stock units, and payment of outstanding long-term performance incentive plan units (if any), all as described in footnotes (1) — (3) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change of Control Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.  As of December 31, 2008, the change of control agreement for Mr. Moffett provides generally that the executive’s terms and conditions of employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control. The employment agreements for Mr. Adkerson and Ms. Quirk provide generally that the executive’s terms and conditions of employment (including position, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or January 1, 2012.

If any of Messrs. Moffett or Adkerson or Ms. Quirk is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above, except the executive will receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years. This is a “double trigger” agreement meaning that they do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction, in addition to the reasons generally provided above.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits — Messrs. Moffett and Adkerson and Ms. Quirk” in the event of death, disability or retirement. In addition, Mr. Adkerson and Ms. Quirk’s employment agreements provide that if the executive is subject to excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code, the executive is entitled to receive a gross-up payment in an amount sufficient to cover any excise taxes due if the payments related to the change of control exceed 110% of the Internal Revenue Code Section 280G limit. If the benefits received are equal to or less than 110% of the 280G limit, such benefit will be reduced to avoid imposition of the excise tax.

In December 2008, the committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, revised or extended after December 2, 2008, although such protections in place on such date will continue through the term of the relevant agreement. As a result, Mr. Moffett’s change of control agreement does not provide an excise tax gross-up. If any part of the payments or benefits received by Mr. Moffett in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code. This policy does not affect the excise tax gross-up protections currently included in the employment agreements with Mr. Adkerson and Ms. Quirk; however, in accordance with this policy, the agreements with Mr. Adkerson and Ms. Quirk will not be extended, renewed or continued beyond January 1, 2012, with these gross-up protections in place.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits — Mr. Arnold.  In December 2008, we entered into an amended and restated change of control agreement with Mr. Arnold, which was approved by our corporate personnel committee, and our board. If a change of control (as defined in the change of control agreement) occurs prior to December 31, 2011, the agreement provides generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2011.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control (a “double trigger”), the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. If any part of the payments or benefits received by Mr. Arnold in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2008 termination date, and where applicable, using the closing price of our common stock of $24.44 (as reported on the NYSE as of December 31, 2008). In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs.”

			Restricted
			Stock Units
		Options	(Unvested		Health
		(Unvested and	and	LTPIP Units	and
	Lump Sum	Accelerated)	Accelerated)	(Accelerated)	Welfare	Tax
Name	Payment	(1)	(2)	(3)	Benefits	Gross-Up	Total

James R. Moffett
• Retirement	n/a	$0	$1,413,487	$0	$371,927	n/a	$1,785,414
• Death/Disability	n/a	0	1,413,487	0	n/a	n/a	1,413,487
• Termination-Good Reason/No Cause	$90,531,000	0	4,240,462	0	371,927	n/a	95,143,389
• Termination after Change of Control(4)(5)	120,900,000	0	4,240,462	0	371,927	n/a	125,512,389
Richard C. Adkerson
• Retirement	n/a	0	19,859,040	0	70,340	n/a	19,929,380
• Death/Disability	n/a	0	23,769,440	0	n/a	n/a	23,769,440
• Termination-Good Reason/No Cause	74,292,000	0	26,596,415	0	70,340	n/a	100,958,755
• Termination after Change of Control(4)	120,900,000	0	26,596,415	0	70,340	$50,439,467	198,006,222
Kathleen L. Quirk
• Retirement	n/a	0	1,204,037	0	21,227	n/a	1,225,264
• Death/Disability	n/a	0	2,670,437	0	n/a	n/a	2,670,437
• Termination-Good Reason/ No Cause	10,647,000	0	3,028,580	0	21,227	n/a	13,696,807
• Termination after Change of Control(4)	14,550,000	0	3,028,580	0	21,227	6,967,085	24,566,892
Michael J. Arnold
• Retirement	n/a	0	741,754	0	n/a	n/a	741,754
• Death/Disability	n/a	0	741,754	0	n/a	n/a	741,754
• Termination-No Cause(6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
• Termination after Change of Control(4)(5)	14,250,000	0	1,066,464	0	21,227	n/a	15,337,691

(1)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest. The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2008 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. As of December 31, 2008, none of the unvested stock options held by the named executive officers were in-the-money, and thus there is no value reported in the table above.

(2)	Pursuant to the terms of the restricted stock unit agreements outstanding as of December 31, 2008, termination of the executive’s employment as a result of death, disability or retirement will result in acceleration of vesting of certain outstanding restricted stock units and the related amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account. In particular, (a) the restricted stock units granted to the executives in connection with the elective restrictive stock unit program will fully vest upon the executive’s termination of employment as a result of death, disability or retirement, (b) the restricted stock units granted to the executives in January 2008 in connection with the 2007 annual incentive awards will partially vest upon the executive’s termination of employment as a result of death, disability or retirement, and (c) the restricted stock units granted to Mr. Adkerson and Ms. Quirk in connection with their employment agreements in January 2008 will fully vest upon the executive’s termination of employment as a result of death or disability, but not retirement. In addition, upon a termination by the company without cause, the corporate personnel committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock units. The values of the accelerated restricted stock units were determined by multiplying the year-end closing price of our common stock by the number of unvested and accelerated restricted stock units under each scenario.

(3)	In February 2009, the Long-Term Performance Incentive Plan (LTPIP) was terminated, thus there are no longer any outstanding units under this plan. Prior to its termination, the LTPIP provided that if the executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death or disability, the performance period applicable to any outstanding units will end as of December 31st of the year of such termination of employment. As described in “Compensation Discussion and Analysis,” after crediting the outstanding performance award accounts with the net loss per share for 2008, the outstanding performance award accounts had no value.

(4)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding restricted stock units would lapse.

(5)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(6)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s Severance Plan, which is generally available to all eligible employees.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and in the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external and internal auditor and (4) the independence of the company’s external auditor.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2008, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditor and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2008.

Appointment of Independent Auditor; Financial Statement Review

In January 2008, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditor for 2008. We have reviewed and discussed the company’s audited financial statements for the year 2008 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2008, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2008.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In January 2008, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditor for 2008. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April 20, 2009

Robert A. Day, Chairman
Gerald J. Ford
H. Devon Graham, Jr.
Jon C. Madonna
Stephen H. Siegele

Independent Auditor

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2008	2007

Audit Fees	$8,427,000	$11,610,600
Audit-Related Fees(1)	227,000	256,000
Tax Fees(2)	136,000	160,000
All Other Fees	—	—

(1)	Relates to services rendered in connection with (a) audits of stand-alone statutory and benefit plan financial statements and (b) compliance with financial, accounting and regulatory reporting matters.

(2)	Relates to services rendered in connection with advice on transfer pricing and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditor.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditor. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (a) any service pre-approved by the Chairperson since the last meeting of the committee and (b) the projected fees for each service or group of services being provided by the independent auditor. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditor has been approved in advance by the audit committee. During 2008 none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditor

In January 2009, our audit committee appointed Ernst & Young LLP as our independent auditor for 2009. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditor of our and our subsidiaries’ financial statements for the year 2009. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Certain Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions relating to our directors described below have been reviewed and approved or ratified by our board.

We are parties to a services agreement with our wholly owned subsidiary, FM Services Company (the Services Company), under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. The Services Company also provides these services to McMoRan Exploration Co. (McMoRan). Several of our directors and executive officers also serve as directors or executive officers of McMoRan. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of our company, also serve as directors of McMoRan.

Messrs. Moffett and Adkerson and Ms. Quirk, each of whom is an executive officer of our company, also serve as executive officers of McMoRan. For services rendered to McMoRan, in January 2008, Mr. Moffett received options to purchase 450,000 shares of McMoRan’s common stock, Mr. Adkerson received options to purchase 300,000 shares of McMoRan’s common stock, and Ms. Quirk received options to purchase 75,000 shares of McMoRan’s common stock, all at a grant price of $15.04. Messrs. Moffett and Adkerson and Ms. Quirk received similar stock option grants in February 2009. In addition, our directors and executive officers own more than 10% of McMoRan’s common stock. In 2008, McMoRan incurred approximately $7.5 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $7.3 million in 2009.

B. M. Rankin, Jr. and the Services Company are parties to an agreement, renewable annually, under which Mr. Rankin renders services to us and McMoRan relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2008, the Services Company paid Mr. Rankin $490,000 ($389,991 of which was allocated to us) pursuant to this agreement. During 2008, the cost to the company for Mr. Rankin’s personal use of company facilities was $11,700, medical expenses and tax gross-ups was $11,153 and reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company was $53,013. In addition, during 2008 the aggregate incremental cost to the company of Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $425,144 (all of which was allocated to us). The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2008 was approximately $183,000. Accordingly, the total received by Mr. Rankin during 2008 pursuant to this agreement was $991,010, of which $891,001 was allocated to us.

J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $300,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. The annual consulting fee includes Mr. Johnston’s $75,000 annual fee for serving on our board and as a member of our public policy committee. In addition, David Norriss, an employee of the company, is married to Mr. Johnston’s daughter. As the son-in-law of a director of the company, Mr. Norriss is deemed to be a “related person” under Item 404(a) of Regulation S-K. The aggregate value of salary, bonus, and other benefits paid by us to Mr. Norriss for the year ended December 31, 2008, was less than $350,000.

Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable annually, under which Ms. McDonald renders consulting services to us in connection with her role as Special Counsel on Human Rights to our company. Under this agreement, Ms. McDonald receives an annual fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. The annual consulting fee includes Ms. McDonald’s $75,000 annual fee for serving on our board and for serving as a member of our public policy committee.

J. Stapleton Roy is Senior Advisor of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements, renewable annually, under which Kissinger Associates provides to us advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In addition, Mr. Roy is Director of the Kissinger Institute on China and the United States at the Woodrow Wilson International Center for Scholars. In 2008, our company agreed to contribute $150,000 to the Institute to be paid in three equal installments in each of 2008, 2009 and 2010.

J. Taylor Wharton and the Services Company are parties to an agreement, renewable annually, under which Mr. Wharton renders consulting services in connection with all medical and health affairs affecting our directors, officers and employees. Under this agreement, Mr. Wharton receives an annual fee of $400,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services.

Proposal to Adopt the 2009 Annual Incentive Plan

Our board of directors unanimously proposes that our stockholders approve the 2009 Annual Incentive Plan (the “AIP”), which is summarized below and attached as Annex A to this proxy statement. This summary of the proposed AIP may not contain all the information that is important to you and you should read Annex A carefully before you decide how to vote.

Our company currently has an annual incentive plan in place that was approved by our stockholders in 2005, prior to our acquisition of Phelps Dodge. Like the current plan, the purpose of the proposed AIP is to provide annual cash incentive bonuses for our senior executives whose performance in fulfilling the responsibilities of their positions can have a major impact on our company’s profitability and future growth. However, as discussed in “Compensation Discussion and Analysis” above, as a result of our acquisition of Phelps Dodge, the design of the current plan may generate large funding pools and corresponding large payouts to our executives considering the company’s increased production capabilities, especially during years when commodity prices are high. Our corporate personnel committee addressed this issue in 2007 and 2008 by exercising its discretion under the current AIP in reducing awards from the funding pool available. In order to address these concerns going forward, the board of directors, at the recommendation of the corporate personnel committee, has proposed this new AIP, which is similar in design to our current plan. The primary differences between the proposed AIP and the current plan are as follows:

•	the award pool of the proposed AIP will be funded by 0.625% of operating cash flow, compared to 2.5% (or up to 2.75% under certain circumstances) of operating cash flow under the current plan;

•	the proposed AIP limits the dollar value of the annual award to any participant to a maximum of eight times his or her base salary, whereas the current plan only limits a participant’s share of the plan pool (which the proposed AIP also maintains);

•	the proposed AIP requires that any award amount exceeding four times the executive’s base salary be made in an equivalent dollar amount of restricted stock units, and eliminates the provisions in the current plan allowing participants to elect to receive their award wholly or partly in restricted stock units, including a 50% premium to compensate for the additional restrictions and risk of forfeiture;

•	the proposed AIP eliminates the use of a quantifiable safety performance measure as a factor that may marginally increase or decrease the award funding pool, although safety performance is one of several enumerated qualitative factors that the committee may consider in connection with discretionary reductions of the award pool under the proposed AIP;

•	the proposed AIP provides for the forfeiture of any outstanding award if the participant’s employment is terminated for cause; and

•	the proposed AIP revises certain definitions in the current plan, including the definitions of operating cash flow (to specifically exclude working capital changes) and managed net income (to provide for additional mandatory adjustments).

We are submitting the proposed AIP to our stockholders for approval in order to protect our tax deductions under Section 162(m) of the Internal Revenue Code (the “Code”) for amounts paid under the plan, as described below. If the proposed AIP is approved by our stockholders, it will replace the current plan for annual awards granted for fiscal year 2010 and beyond. If the proposed AIP is not approved by our stockholders, our company will continue to use the current plan for annual cash incentives to our most senior executives, at least until such time as the Section 162(m) deductions are no longer protected under that plan. The corporate personnel committee, as it deems appropriate, will utilize the discretionary authority under that plan to reduce the large funding pools that could be generated under that plan.

Summary of the 2009 Annual Incentive Plan

Administration

Awards will be made by the corporate personnel committee of our board of directors, which currently consists of four members, each of whom qualifies as an “outside director” under Section 162(m) of the Code.

Eligible Participants

Officers of the company or any of its subsidiaries (including officers who are also directors), and persons agreeing in writing to become such an officer within 30 days are eligible to receive awards. Although all officers are eligible to receive awards, we anticipate that only a small number of our officers will actually participate in the AIP. For example, only four officers are participating in the current plan for fiscal year 2009.

Performance Criteria

Return on Investment Threshold.  No awards may be made under the proposed AIP with respect to any calendar year if the average of the “return on investment” for such year and each of the four preceding calendar years is less than 6%. This threshold performance measure also exists in the current plan. “Return on investment” is generally the company’s consolidated net income plus net interest expense less tax on net interest expense divided by average consolidated stockholders’ equity and debt, less cash. The net income amount used in this calculation is subject to certain mandatory adjustments specified in the plan, including but not limited to the following: the cumulative effect of changes in accounting principles; extraordinary, unusual or non-recurring items; the effect of discontinued operations; non-cash gain or loss attributable to hedging agreements relating to commodity prices and changes in accounting principles; non-cash impairment charges; and changes in costs of goods sold attributable to inventories resulting from the acquisition method of accounting. In addition, the committee may also specify other adjustments to the financial measures underlying return on investment, provided those adjustments are specified within the first 90 days of the award year.

Cash Provided by Operating Activities.  As in the current plan, if the return on investment threshold is satisfied for a given year, awards under the proposed AIP will be paid from a “plan funding amount.” This pool is funded by a percentage of our “net cash provided by operating activities” for the year with respect to which the awards are made. Net cash provided by operating activities with respect to any year is equal to the net cash provided by operating activities excluding working capital changes of the company and its consolidated subsidiaries for such year reviewed by our independent registered public accounting firm, released by us to the public and approved by our board. The committee may specify adjustments to the plan funding amount, provided those adjustments are specified within the first 90 days of the award year. Under the proposed AIP, the plan funding amount may not exceed 0.625% of net cash provided by operating activities, which percentage is lower than the current plan funding amount of 2.5% of net cash provided by operating activities. The current plan permits the committee to increase the plan funding amount to 2.75% of net cash provided by operating activities if certain safety performance measures are met. This ability to increase the base plan funding amount has been eliminated in the proposed plan.

Performance Awards

Like our current plan, the proposed AIP provides that the committee may award less than the plan funding amount for a given year and gives the committee discretion to reduce or eliminate the amount of a participant’s award. In the exercise of this discretion, the committee may consider the following factors, as well as any other factors the committee deems appropriate: safety performance; total shareholder return; operating performance and financial results; implementation of business strategy and execution of business plans; exploration activities and reserve additions; responsiveness to changing market conditions; development of growth projects and opportunities; capital management; management of major projects; achievement of sustainable development programs, including environmental management and social programs. Any such reduction or elimination of a participant’s award will not accrue to the benefit of any other participant in the plan. Further, if the plan funding amount exceeds the aggregate amount awarded in a given year, the excess will not be available for awards with respect to future years.

As with the current AIP, the proposed AIP grants the committee discretion to assign participation percentages among the participants who are subject to Section 162(m) within the first 90 days of the award year. The proposed AIP retains the current AIP’s requirement that no individual participant receive an annual award in excess of 60% of the plan funding amount, but provides further that no participant may receive an annual award exceeding eight times his or her base salary as of the beginning of the award year, as discussed below.

Payment of Awards

Awards are to be paid to the participants no later than February 28th of the year following the award year. Under the proposed plan, any award amount up to four times the participant’s base salary will be paid in cash, and any award amount between four and eight times base salary will be paid in restricted stock units. No participant may receive an award amount under the plan for a given year, including payments made in cash and restricted stock units, that exceeds eight times his or her base salary. For purposes of the plan, base salary is determined as of the first day of the award year.

Any restricted stock units granted under the proposed plan will be granted as of the date the committee determines the amount of the award, with the number of units determined by reference to the closing price of our common stock on that date. The restricted stock units will vest annually in equal installments over a three-year period, provided the 6% return on threshold requirement (as discussed above) continues to be met on each vesting date. The restricted stock units will be awarded from one of our existing equity compensation plans, and will be subject to such additional terms and conditions as contained in the applicable equity compensation plan and accompanying notice of grant.

The proposed AIP eliminates the ability of participants under the current plan to elect to receive their award in restricted stock units at a 50% premium to the market value on the grant date. The proposed AIP also includes a provision which mandates the forfeiture of any outstanding award should the participant’s employment be terminated for cause, as determined by the corporate personnel committee.

Termination or Amendment of the AIP

The proposed AIP may be terminated at any time, in whole or in part, and may be amended from time to time by our board of directors or, upon delegation, by the committee. However, no amendment or termination may adversely affect any awards previously made to a participant. Finally, certain amendments to the proposed AIP will require stockholder approval in order for awards under the AIP to continue to qualify as performance-based compensation under Section 162(m).

Certain Federal Income Tax Consequences

Amounts received by participants are required to be recognized as ordinary income by such participants (subject to withholding), and our company is generally entitled to a corresponding deduction at that time; however, Section 162(m) of the Code limits tax deductions for executive compensation under certain circumstances. The deduction restrictions relate to the compensation of “covered employees” as defined in Section 162(m). Under Section 162(m), certain performance-based compensation will be tax deductible without regard to the limitation imposed by Section 162(m) if the compensation is paid upon the achievement of pre-established performance goals and the material terms of the arrangements are approved by stockholders of the taxpaying corporation. Our board of directors believes that the proposed AIP is structured such that amounts paid thereunder should qualify as performance-based compensation for purposes of Section 162(m) and thus will be fully deductible.

Equity Compensation Plan Information

The company has six equity compensation plans pursuant to which our common stock may be issued to employees and non-employees as compensation, including two plans that were assumed in connection with our acquisition of Phelps Dodge (although we did not reserve the right to make new grants under these plans). Only the following four plans, all of which were previously approved by our stockholders, have shares available for grant: the 1999 Stock Incentive Plan (the “1999 Plan”), the 2003 Stock Incentive Plan (the “2003 Plan”), the 2004 Director Compensation Plan (the “2004 Plan”), and the 2006 Stock Incentive Plan, which was amended and restated in 2007 (the “2006 Plan”). The following table presents information as of December 31, 2008, regarding these equity compensation plans:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to be	Weighted-Average	Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,629,409 (1)	$64.98	29,101,092 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	11,629,409 (1)		29,101,092 (2)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon (a) the vesting of 1,756,962 restricted stock units, and (b) the termination of deferrals with respect to 19,500 restricted stock units that were vested as of December 31, 2008. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	As of December 31, 2008, there were 28,816,951 shares remaining available for future issuance under the 2006 Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 9,656,085 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 130,848 shares remaining available for future issuance under the 2003 Stock Incentive Plan, all of which could be issued under the terms of the plan (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” In addition, there were 5,693 shares remaining available for future issuance under the 1999 Plan, all of which could be issued (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” Finally, there were 147,600 shares remaining available for future issuance under the 2004 Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the exercise of stock options or in the form of common stock and restricted stock units, as specifically set forth in the plan.

Vote Required for Approval of the 2009 Annual Incentive Plan

Approval of the 2009 Annual Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote thereon.

Our board of directors unanimously recommends a vote FOR this proposal.

Stockholder Proposal

We have received a stockholder proposal and supporting statement set forth below in accordance with applicable proxy regulations. Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote thereon.

The stockholder proposal has been submitted on behalf of Stichting Pensioenfonds ABP (Netherlands), the Swedish national pension funds AP2, AP3 and AP4, the New York City Pension Funds, and the General Board of Pension and Health Benefits of the United Methodist Church. Upon request, we will provide the addresses of the proponents of the proposal and the number of shares of our common stock that the proponents hold. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

RESOLVED, that the shareholders request that, as the terms in office of elected directors expire, at least one candidate shall be selected and recommended for election to the company’s board who:

(i)	has a high level of expertise and experience in environmental matters relevant to mining and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

(ii)	will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to the company as a New York Stock Exchange listed company, in order that the company’s board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Supporting Statement

Environmental expertise is critical to the success of mining companies in the twenty-first century because of the significant environmental impacts mining can have. Shareholders, lenders, host country governments and regulators, as well as affected communities, are focused on the environmental impact of mining operations. A company’s inability to demonstrate that its environmental performance matches internationally accepted standards can lead to difficulties in accessing capital for new projects and obtaining the necessary regulatory licenses.

The company continues to receive sharp criticism regarding its environmental policies and practices, notably over the impact of riverine tailings disposal at its Grasberg operation (see e.g., Norway Sells $853 Million Rio Stake on Ethics Grounds, http://www.marketwatch.com/news/story/story.aspx?guid=%7bBDE96994-B8D8-4A33-8ECD-0789B0763BED%7d&siteid=rss).

We believe that this controversy damages shareholder value and that the company must respond to its environmental challenges in an effective, strategic and transparent manner in order to restore trust in the company and minimize the adverse environmental impact of its operations.

Freeport does not currently have an independent director with environmental expertise and designated responsibility for environmental matters — yet environmental management is critical to the company’s future success. We believe it would benefit the company to address the environmental impact of its business at the most strategic level in a similar manner to the way it has addressed human rights — by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing who is respected in the environmental community could perform a valuable and strategic role for the company. Such leadership would enable the company more effectively to address the environmental issues inherent in its business, including the environmental and health impacts of riverine tailings disposal and the feasibility of long-term rehabilitation of the tailings deposition area at Grasberg. It would also help ensure that the highest levels of attention are devoted to environmental standards at new developments. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it is addressing environmental issues.

Board of Directors’ Statement in Opposition to Stockholder Proposal

Our board of directors opposes the proposal because it believes the current process for the nomination, selection and election of directors is effective. As a corporate governance matter, our board does not believe that it is in our shareholders’ best interests to require a particular type of specialist on our board. As provided in more detail under “Consideration of Director Nominees,” our nominating and corporate governance committee considers a variety of factors in evaluating nominees for membership on the board. We believe that our board of directors represents a diverse group of individuals with broad experience in geology, business, finance, international relations and public affairs. Our board of directors believes that the sole standard suggested by the proponents is too narrow and would limit the board’s ability to identify and recruit the most qualified candidates to serve on the board.

Our existing commitment to environmental sustainability is evidenced by our established policies, practices and procedures. Our board of directors appreciates the importance of environmental sustainability and recognizes our company’s responsibility to minimize the environmental impact of our operations. Relevant issues are reviewed and discussed at the highest levels of our organization. Over 12 years ago, our board of directors established a public policy committee, which oversees our company’s environmental programs. Our board of directors, our public policy committee and our senior management routinely review our company’s environmental policies and practices, including any potential impacts that our company’s operations could have on the environment. In addition, our Chief Executive Officer currently serves as Chairman of the International Council of Mining and Metals, a CEO-led organization that represents many of the world’s leading mining and metals companies. Our involvement with ICMM exemplifies our commitment to working with industry experts on improving our performance based on sustainable development principles.

We have consistently met internationally acceptable standards for environmental management. Our Grasberg operation has undergone triennial external audits by recognized experts in the industry, the results of which have been made publicly available. We completed independent audits in 1996, 1999, 2002, 2005 and 2008. The results of the 2005 audit are posted on our web site, and the results of the 2008 audit will be placed on the web site once the final report is complete. All of these audits have concluded that we are in compliance with Indonesian laws and that we meet international standards. The audits have also concluded that our tailings management system at the Grasberg Mine — utilizing a river to transport the tailings to the lowlands for capture in an engineered deposition area that will ultimately be reclaimed — is the only appropriate management system considering the applicable geotechnical, topographic, climatological, seismic, and rainfall conditions. We also were one of the first companies in Indonesia to receive ISO 14001 certification of our Environmental Management System in 2001 from the International Certification Services Division of Société Générale de Surveillance (SGS). We have retained ISO 14001 certification following annual surveillance audits each year since that date.

We are committed to sound and sustainable environmental practices in managing our tailings deposition in Papua, Indonesia. We have prepared a special riverine tailings report, available on our web site at www.fcx.com/envir/pdf/riverine/Riverine_2009.pdf. This report explains the extensive studies, planning, permitting, and ongoing management and monitoring of tailings that occurs, including our efforts for reclaiming affected land as soon as feasible. In addition, our Annual Working Toward Sustainable Development Report, available on our website at www.fcx.com/envir/index.htm, details our environmental management programs and compliance with relevant environmental laws and regulations and describes our procedures to ensure future compliance with these laws. Our reclamation programs have demonstrated that tailings can be reclaimed with native vegetation or used for agricultural purposes. We have also shown that tailings can be used in cement for infrastructure construction. We have signed an agreement with the provincial government to establish cement facilities that will utilize tailings as a resource in the construction of roads, bridges, building bricks and other similar uses, helping to provide necessary infrastructure that will aid in the development of the province, as well as employment for Papuans. This development will proceed in conjunction with our other efforts to plant trees and use available tailings land for agricultural and other sustainable uses.

Our company’s existing governance framework has produced a strong commitment to environmental sustainability and progress that is evident in our established policies, practices and procedures, which continue to evolve. Thus, we believe this proposal suggests action that is unnecessary in light of our existing commitment to environmental sustainability, and adopting the proposed resolution would be contrary to the interests of our company and its stockholders.

Our board of directors unanimously recommends a vote AGAINST the adoption of this proposal.

ANNEX A

2009 ANNUAL INCENTIVE PLAN
OF FREEPORT-McMoRan COPPER & GOLD INC.

ARTICLE I
Purpose of Plan

Section 1.1.  The purpose of the 2009 Annual Incentive Plan of Freeport-McMoRan Copper & Gold Inc. (the “Plan”) is to provide incentives for senior executives whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Freeport-McMoRan Copper & Gold Inc. (the “Company”) and its subsidiaries.

ARTICLE II
Administration of the Plan

Section 2.1.  Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors consisting of two or more members of the Board each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that except for adjustments made pursuant to Section 3.3(c), the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.

ARTICLE III
Eligibility for and Payment of Awards

Section 3.1.  Subject to the provisions of the Plan, in each calendar year the Committee may select any of the following to receive Awards under the Plan with respect to such year and determine the amounts of such Awards: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any person who is also a director of the Company, and (b) any person who has agreed in writing to become a person described in clause (a) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

Section 3.2.  (a) Subject to the provisions of the Plan, Awards with respect to any year shall be paid to each Participant in the following form: (i) in cash, for any Award amount up to four times such Participant’s Base Salary; and (ii) in restricted stock units, or RSUs, for any Award amount exceeding four times such Participant’s Base Salary, up to a maximum of eight times such Participant’s Base Salary. No Participant shall receive an Award amount under the Plan for a given year, including payments made in cash and RSUs, that exceeds eight times his or her Base Salary.

(b) The cash portion of each Award shall be paid at such time established by the Committee following the determination of the amounts of such Awards, which payment shall in no event be later than February 28th of the year following such Award Year.

(c) Any RSUs granted as part of an Award under the Plan shall be granted as of the date that the Committee determines the amount of the Awards, and the number of RSUs granted shall be based on the closing price of the Company’s common stock on the date of grant. The RSUs shall vest in three equal annual installments on such dates determined by the Committee, provided that the average of the Return on Investment for the five calendar years preceding each year of vesting is at least 6% and, if required or deemed necessary to satisfy the requirements to qualify such RSU as “performance-based compensation” under Section 162(m), the appropriate members of the Committee shall have certified that such condition has been met. The RSUs authorized under this Plan shall be granted pursuant to the terms of any of the Company’s stock-based incentive plans that provide for the grant of stock-based awards and shall be subject to all other applicable terms, conditions, and limitations contained in the stock-based incentive plan, and such additional terms, conditions, and limitations as may determined by the Committee and set forth in a notice of grant of restricted stock units.

Section 3.3.  Notwithstanding the provisions of Sections 3.1, 3.2, 4.2(a), and 4.2(b) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 3.3.

(a) All Awards to Covered Officers under the Plan will be made and administered by two or more members of the Committee who are also “outside directors” within the meaning of Section 162(m).

(b) Within the first 90 days of each Award Year, the Committee shall assign Participant Shares of the Plan Funding Amount to those Covered Officers whom the Committee designates as Participants for that Award Year (which Participant Shares in the aggregate may not exceed 100% of the Plan Funding Amount). The maximum annual Award that may be made to any Covered Officer for an Award Year is 60% of the Plan Funding Amount.

(c) Within the first 90 days of each Award Year, the Committee may specify adjustments that will be made to the Plan Funding Amount, Managed Net Income or Total Investment of Capital with respect to that Award Year, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; and unrealized gains or losses on investments.

(d) Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a calendar year unless the members of the Committee referred to in Section 3.3(b) hereof shall have certified the Participant Share for each Covered Officer, the Plan Funding Amount for such year, and that the condition of Section 4.1 hereof has been met for such year.

ARTICLE IV
General Provisions

Section 4.1.  Any provision of the Plan to the contrary notwithstanding, no Award shall be made pursuant to Article III with respect to any calendar year if the average of the Return on Investment for such calendar year and each of the four preceding calendar years would be less than 6%.

Section 4.2.  (a) The aggregate amount of all Awards granted with respect to any calendar year shall not exceed 0.625% of Net Cash Provided by Operating Activities for such year.

(b) If Managed Net Income or Total Investment of Capital for any year shall have been affected by special factors that in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust Managed Net Income or Total Investment of Capital and make payments and reductions accordingly under the Plan; provided that, except for adjustments specified in advance as provided in Section 3.3(c) hereof, the Committee shall not take any such adjustment into account in calculating Awards to Covered Officers if the effect of such adjustment (i) would be to increase the Plan Funding Amount or (ii) would result in payments to Covered Officers hereunder that would otherwise not be made because of failure to meet the Return on Investment level specified on Section 4.1.

(c) Notwithstanding the provisions of subparagraphs (a) and (b) above, the amount available for the grant of Awards under the Plan to Covered Officers with respect to a calendar year shall be equal to the

Plan Funding Amount for such year and, except for adjustments specified in advance under Section 3.3(c), any adjustments made in accordance with or for the purpose of subparagraph (b) that would have the effect of increasing the Plan Funding Amount shall be disregarded for purposes of calculating Awards to Covered Officers. The Committee may, in the exercise of its discretion, determine that the aggregate amount of all Awards granted to Covered Officers with respect to a calendar year shall be less than the Plan Funding Amount for such year, but the excess of such Plan Funding Amount over such aggregate amount of Awards granted to Covered Officers shall not be available for any Awards to Covered Officers with respect to future years. In addition, the Committee may, in the exercise of its discretion, reduce or eliminate the amount of an Award to a Covered Officer otherwise calculated in accordance with the provisions of Section 3.3 prior to payment thereof. Any reduction of an Award shall not accrue to the benefit of any other Covered Officer. In the exercise of its discretion under this Section 4.2(c), the Committee may consider the following factors, as well as any other factors the Committee deems appropriate: safety performance; total shareholder return; operating performance and financial results; implementation of business strategy and execution of business plans; exploration activities and reserve additions; responsiveness to changing market conditions; development of growth projects and opportunities; capital management; management of major projects; and achievement of sustainable development programs, including environmental management and social programs.

Section 4.3.  A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all benefits that would have been payable hereunder to such Participant. A Participant may rescind or change any such designation at any time. Except as provided in this Section 4.3, none of the benefits that may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.

Section 4.4.  All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

Section 4.5.  The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

Section 4.6.  The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent registered public accounting firm for the Company regarding accounting matters. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

Section 4.7.  Except as provided below, at no time before the actual payout of an Award under the Plan shall any Participant accrue any vested interest or right whatsoever under the terms of the Plan, and the Company has no obligation to treat Participants identically under the Plan. If any portion of an Award is paid out in RSUs as provided for in Section 3.2, then the Participant shall have the rights set forth in the notice of grant of restricted stock units pertaining to such RSUs.

Section 4.8.  In order to be eligible to receive an Award for a given year, a Participant must be an employee of the Company at the end of the Award Year, unless this requirement is waived by the Committee in the case of death, disability or retirement or under such special circumstances as may be determined by the Committee. Any payment of an Award to a Participant, or the conditions thereof, upon termination of employment that deviate from the terms and conditions otherwise specified herein must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax deduction for such payment under Section 162(m).

Section 4.9.  In the event a Participant is discharged by the Company for cause, including, without limitation, fraud, embezzlement, theft, commission of a felony, proven dishonesty or other unethical behavior, or disclosure of trade secrets of the Company, then any Award to which the Participant would otherwise be entitled shall be forfeited. The decision of the Committee as to the cause of a former Participant’s discharge shall be final.

ARTICLE V
Amendment or Termination of the Plan

The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect any Awards previously made to a Participant and provided that any such amendment or termination shall comply with the requirements of Section 409A to the extent that it governs this Plan. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Article V.

ARTICLE VI
Definitions

Section 6.1.  For the purposes of the Plan, the following terms shall have the meanings indicated:

(a) Award: The grant of an award by the Committee to a Participant pursuant to Article III.

(b) Award Year: Any calendar year or portion thereof with respect to which an Award may be granted.

(c) Base Salary: For any given Participant, Base Salary is the amount of his or her annual base salary, as determined on the first day of the applicable Award Year.

(d) Board or Board of Directors: The Board of Directors of the Company.

(e) Committee: The Committee designated pursuant to Section 2.1. Until otherwise determined by the Board of Directors, the Corporate Personnel Committee designated by such Board shall be the Committee under the Plan.

(f) Covered Officer: At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder by the Internal Revenue Service of the Department of the Treasury, provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any Award will be paid to such individual.

(g) Managed Net Income: As reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board, the net income (or net loss) of the Company and its consolidated subsidiaries with respect to any year, plus (or minus) the following items if included in such net income (or net loss) amounts:

(i) the non-controlling interests’ share in the net income (or net loss) of the Company’s consolidated subsidiaries for such year;

(ii) the cumulative effect of changes in accounting principles of the Company and its consolidated subsidiaries for such year plus (or minus) the non-controlling interests’ share in such changes in accounting principles;

(iii) any extraordinary, unusual or non-recurring items for such year plus (or minus) the non-controlling interests’ share in such extraordinary, unusual or non-recurring items;

(iv) the effect of discontinued operations for such year plus (or minus) the non-controlling interests’ share in such discontinued operations;

(v) any non-cash gain or loss attributable to any hedging agreement relating to commodity prices for such year plus (or minus) the non-controlling interests’ share in such non-cash gain or loss; until such time as it is settled, at which time the net gain or loss shall be included plus (or minus) the non-controlling interests’ share in such non-cash gain or loss;

(vi) any non-cash gain or loss attributable to any changes in accounting principles or policies (including adoption of International Financial Reporting Standards) for such year plus (or minus) the non-controlling interests’ share in such non-cash gain or loss;

(vii) any non-cash asset impairment charges (including any goodwill impairment) and any amortization of intangible assets or liabilities for such year following approval of the Plan plus (or minus) the non-controlling interests’ share in such non-cash charges or amortization;

(viii) any change in cost of goods sold attributable to inventories resulting from the acquisition method of accounting in connection with any acquisition for such year following approval of the Plan plus (or minus) the non-controlling interests’ share in such increase or decrease; and

(ix) any adjustments specified by the Committee within the first 90 days of each Award Year pursuant to Section 3.3(c).

(h) Net Cash Provided by Operating Activities: With respect to any year, the net cash provided by operating activities excluding working capital changes of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(i) Net Interest Expense: With respect to any year, the net interest expense of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(j) Participant: An individual who has been selected by the Committee to receive an Award.

(k) Participant Share: The percentage of the Plan Funding Amount assigned to a Covered Officer by the Committee.

(l) Plan Funding Amount: With respect to any year, 0.625% of Net Cash Provided by Operating Activities for such year.

(m) Return on Investment: With respect to any year, the result (expressed as a percentage) calculated according to the following formula:

a	+	(b − c)

d

in which “a” equals Managed Net Income for such year, “b” equals Net Interest Expense for such year, “c” equals Tax on Net Interest Expense for such year, and “d” equals Total Investment of Capital for such year.

(n) Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service thereunder (together, the “Code”).

(o) Section 409A: Section 409A of the Code.

(p) Subsidiary: (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

(q) Tax on Net Interest Expense: With respect to any year, the tax on the net interest expense of the Company and its consolidated subsidiaries for such year calculated at the appropriate income tax rate for such year as reviewed by the Company’s independent registered public accounting firm.

(r) Total Investment of Capital: With respect to any year, (i) the sum of (A) the average of total equity in the Company and its consolidated subsidiaries for such year, (B) the average of temporary equity of the Company for such year, and (C) the average of debt of the Company and its consolidated subsidiaries for such year, all as shown in the quarterly balance sheets of the Company and its consolidated subsidiaries for such year, (ii) minus the average of cash and cash equivalents of the Company and its consolidated subsidiaries for such year as shown in the quarterly balance sheets of the Company and its consolidated subsidiaries for such year. If the Company is required to adopt International Financial Reporting Standards, the foregoing calculation will exclude any impact resulting from such adoption.

Freeport-McMoRan Copper & Gold Inc.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, June 11, 2009

      The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, June 11, 2009, at 10:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example	☒
You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3 and against Item 4.

Your Board of Directors recommends a vote FOR Items 1, 2 and 3 below.

1.	Election of sixteen directors. Nominees are:	FOR ☐	WITHHOLD ☐

Richard C. Adkerson, Robert J. Allison, Jr., Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., J. Bennett Johnston, Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Gabrielle K. McDonald, James R. Moffett, B. M. Rankin, Jr., J. Stapleton Roy, Stephen H. Siegele, J. Taylor Wharton.

FOR, except withhold vote from following nominee(s):

2.	Ratification of appointment of Ernst & Young LLP as independent auditor.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the proposed 2009 Annual Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Your Board of Directors recommends a vote AGAINST Item 4 below.
4.	Stockholder proposal regarding the selection of a candidate with environmental expertise to be recommended for election to the company’s Board of Directors.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)		Date:	,	2009
,

▲FOLD AND DETACH HERE▲

FREEPORT-McMoRan COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at http://www.ivselection.com/freeport09. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Standard Time on June 10, 2009.

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Copper & Gold Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you are voting by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2009.

This proxy statement and the 2008 annual report are available at http://www.proxymaterial.com/fcx.